Form 10-K, Exhibit 13
period 1993-12-31
INDEPENDENT INSURANCE GROUP INC
filed 1994-03-31
CIK 319735

ANNUAL REPORT TO SHAREHOLDERS PAGE 17

Business Profile

Headquartered in Jacksonville, Florida, the Independent Insurance Group, Inc., provides an extensive range of insurance and related services to its clients.

Representing approximately 88% of Independent Insurance Group's total assets. The Independent Life and Accident Insurance Company is recognized as a leader in the Home Service insurance industry. It offers life, accident and health products to individuals, while property and casualty operations are handled primarily through the Independent Fire Insurance Company and subsidiaries. In corporate, financial and tax planning areas, the functions provided through subsidiary companies include investment management and advisory services.

The insurance coverages offered are typical of those of the industry in general. Life, accident and health, and property and casualty insurance products are marketed by the Company, through its Home Service career agents. Life insurance premiums comprised 48% of total premium income for 1993 while property and casualty, and accident and health contributed 27% and 25%. The primary marketing area for insurance operations is in the Southeast United States with approximately 64% of premium income being derived from the states of Florida, Georgia, South Carolina and Alabama.

Insurance is a highly competitive industry. The life company and the property and casualty companies compete with a significant number of other companies, some of which are larger and have a wider distribution of sales agencies. At the end of 1992, there were over 2,500 insurance companies qualified in the United States and Canada and, at that time, the Company was ranked 163rd in total premium income. The Company does not believe that its competitive position in the industry has changed significantly during 1993.

The Company owns and occupies a 37-story home office building, 26% of which is leased to outside tenants, located on three acres in Jacksonville, Florida, and conducts field operations from 38 district offices, 42 of which are Company owned. Approximately 2,450 agents, 580 sales managers and 1,300 persons in supervisory, administrative and other positions are employed in both the district offices and the Company's home office.

ANNUAL REPORT TO SHAREHOLDERS PAGE 18

                            CORPORATE MISSION

Our corporate mission is to conduct Independent's affairs in such a way as to insure its financial stability and controlled growth while generating acceptable returns to its shareholders. It is our intent to provide a variety of insurance products and related services to meet the security needs of our selected marketplace and to maintain a positive relationship without customers. Recognizing our employees as the Company's most valuable resource, we shall continue to provide the meaningful employment, career opportunities, competitive benefits and a superior working environment. Independent will continue to demonstrate the highest level of integrity and fairness to our customers, employees and community, in every aspect of corporate activity.





                   DIVIDEND AND MARKET PRICE OF STOCK

The following table shows the quarterly dividends to shareholders of the Company's voting and nonvoting common stock and the market range of bid prices of the nonvoting common stock during the last two years. The nonvoting common stock is traded in the NASDAQ Stock Market and is part of the NASDAQ National Market System. The bid prices were obtained from the National Quotation Bureau, Incorporated. The voting common Stock is closely held and there is no public market.

                                             Market Price Range     Dividends

      1993                                      High       Low         Paid

First Quarter                                  $18       $15 1/4       $.06
Second Quarter                                  18 1/4    13 3/4        .06
Third Quarter                                   17 1/2    13 3/4        .06
Fourth Quarter                                  17        14            .06

      1992
First Quarter                                  $23 3/4   $18 1/2       $.22
Second Quarter                                  22 1/4    18            .22
Third Quarter                                   20 3/4    14 1/2        .22
Fourth Quarter                                  16        13 1/2        .22

There are no known restriction on the Company's ability to pay dividends other than as described in Notes 6 and 7 of Notes to Consolidated Financial Statements. The Company also expects to continue paying dividends in the future.

There were approximately 1,200 registered shareholders of the Company's nonvoting common stock and approximately 100 registered shareholders of the Company's voting common stock based on the number of record holders as of December 31, 1993.


ANNUAL REPORT TO SHAREHOLDERS PAGE 23


SELECTED FINANCIAL DATA
(000 Omitted Except Per Share Amounts)


                                    1993        1992        1991       1990
Revenue and Earnings
    Life Premiums (1)             $177,102   $ 174,100    $175,800    $171,800
    Property and
      casualty premiums            100,136     151,482     164,085     159,563
    Accident and
      health premiums               94,441     101,426     103,950     107,648
    Premium income                 371,679     427,008     443,835     439,011
    Realized investment
      gains (losses) (2)            14,819      14,431       5,444         480
    Net investment income           73,706      82,068      88,933      87,302
    Total revenue                  471,567     533,466     548,697     540,212
    Costs and expenses (1)(4)      475,010     563,188     510,753     498,228
    Income (loss) from
      continuing operations           (860)    (16,994)     26,972      29,658
    Income (loss) from
      discontinued operations          465       1,906       1,670       1,369
    Gain on disposition of
      discontinued operations        6,904           -           -           -
    Income (loss) before
      cumulative effect of
      change in accounting
      principles                     6,509     (15,088)     28,642      31,027
    Cumulative effect of change
      in accounting principles     (42,771)          -          -            -
    Net income (loss)(1)(2)(3)(4)  (36,262)    (15,088)     28,642      31,027

Financial Position
    Assets                      $1,468,874  $1,517,877  $1,450,491  $1,399,383
    Investments                  1,091,767   1,118,446   1,096,097   1,050,323
    Accounts and notes receivable   11,833      12,842      13,727      12,418
    Short-term notes payable         3,000       8,000       2,162       7,862
    Long-term notes payable          3,800           -         185       2,347
    Shareholders' equity           315,922     341,706     367,984     341,646
    Unrealized gains (losses) on
    debt securities - gross         38,910      11,224      28,127       9,894
    Unrealized gains (losses) on
    equity securities - gross       12,246      17,611      17,226       3,407

Per Share Data
    Income (loss) from
      continuing operations         $ (.07)    $ (1.29)     $ 2.05      $ 2.24
    Income (loss) from
      discontinued operations          .56         .14         .13         .10
    Income (loss) before cumulative
      effect of change in accounting
      principles                      (.49)      (1.15)       2.18        2.34
    Cumulative effect of change
      in accounting principles       (3.24)          -           -           -
    Net income (loss) (1)(2)(3)(4)   (2.75)      (1.15)       2.18        2.34
    Realized investment gains
     (losses), net of tax              .73         .75         .25         .02
    Book value                       24.00       25.96       27.95       25.95
    Dividends                          .24         .88         .87         .83

Other Data
  Life insurance in force       $7,735,483  $7,723,334  $7,397,418  $7,256,896
  Average shares outstanding        13,165      13,165      13,165      13,281
  Property and casualty
    combined ratio                  168.6%      147.5%      105.9%      102.9%


(1) Data presented for years prior to 1989 have not been restated as a result of the adoption of SFAS No. 97 in 1989.
(2) Year 1985 includes unusual realized capital losses of $(12,118) or $(.83) per share.
(3) Year 1984 includes nonrecurring deferred tax adjustment of $19,218 or $1.30 per share.
(4) Year 1993 includes restructuring charge of $23,000.



ANNUAL REPORT TO SHAREHOLDERS PAGE 24




    1989         1988       1987        1986        1985       1984      1983




 $ 164,157   $ 178,584   $ 176,968   $ 167,324  $ 168,280  $ 165,627  $ 162,157
   159,265     146,589     110,576      99,057     81,543     71,116     64,838
    89,718      89,536      83,790      85,968     96,080    109,603    102,121
   413,140     414,709     371,334     352,349    345,903    346,346    329,116
    (1,480)        (20)        155       2,750    (12,586)       218     (1,354)
    78,692      72,727      70,758      71,650     68,956     63,539     57,839
   499,621     487,876     443,522     427,509    415,665    409,920    381,084
   463,044     453,484     402 094     386,379    377,235    363,246    344,077
    28,018      26,454      28,902      30,694     15,973     32,072     25,715
     1,288        (159)        409         392       (244)       640        343
         -           -           -           -          -          -          -
    29,306      26,295      29,311      31,086     15,729     32,712     26,058
         -           -           -           -          -          -          -
    30,419      26,295      29,311      31,086     15,729     51,930     26,058


$1,309,760  $1,223,717  $1,170,816  $1,157,516 $1,109,158 $1,020,514   $958,847
   982,714     923,126     862,553     844,268    812,090    746,950    690,646
    19,492       8,812      10,165      14,998     16,846     10,559      8,244
     2,162       2,162       2,162       2,162      2,162          -      1,575
     6,609      10,870      15,132      22,176     31,338          -         67
   330,425     302,312     284,958     295,225    267,578    249,875    206,829

    11,887      (3,029)     10,776      31,581       (693)   (50,796)   (55,793)
    12,730         315      (2,993)      9,564     (1,167)   (13,285)   (14,152)


     $2.10       $1.97       $2.02       $2.09      $1.09      $2.18      $1.75
       .10        (.01)        .03         .03       (.02)       .05        .02

      2.20        1.96        2.05        2.12       1.07       2.23       1.77

         -           -           -           -          -          -          -
      2.28        1.96        2.05        2.12       1.07       3.53       1.77
      (.05)          -         .01         .19       (.85)       .01       (.09)
     24.82       22.71       21.19       20.21      18.20      17.00      14.07
       .79         .76         .75         .71        .69        .66        .66

$6,700,887  $6,290,166  $6,157,497  $5,966,870 $5,882,599 $5,889,926  $6,015,155

    13,316      13,383      14,316      14,678     14,702     14,704      14,706

    109.4%       99.7%       96.8%      102.6%     106.0%      99.7%      102.5%




ANNUAL REPORT TO SHAREHOLDERS PAGE 25


                 Management's Discussion and Analysis of
              Financial Condition and Results of Operations

Liquidity and Capital Resources

The capital resources of Independent Insurance Group, Inc. (the "Company") are dependent upon the ability of its subsidiaries to pay dividends to the Company and upon payments received in accordance with income tax consolidation agreements with its subsidiaries. Restrictions on the Company's subsidiaries to pay dividends (see Notes 7 and 8 of Notes to Consolidated Financial Statements) have not affected the ability of the Company to meet its financial obligations in the past, nor do we expect them to in the future. Other than profitability of operations and the sale of the consumer finance subsidiary, there are no significant variations or trends in the Company's capital resources. In 1993, the Company's life insurance subsidiary's statutory earnings increased to $16,300,000 from $2,100,000.

Company cash requirements in 1994 for anticipated dividends to shareholders, capital contributions to our property and casualty subsidiary, debt service, and all other operating expenses are expected to be $8,400,000. Anticipated dividends from the life insurance subsidiary combined with parent company investment income and non-insurance subsidiary funding are adequate to meet these obligations.

In April, 1993 the Company sold its consumer finance subsidiary to an unrelated third party. Proceeds from the sale were primarily used to further capitalize the Home Service property and casualty subsidiary, Independent Property and Casualty Insurance Company (IP & C), and to extinguish debt.

If the parent company needs additional funding for any reason, it will be dependent upon external financing or the ability of its life insurance subsidiary to distribute dividends. Under current Florida statutes, the life insurance subsidiary could dividend approximately $16,300,000 to its parent in 1994.

During 1992, $10,000,000 was invested by our life insurance subsidiary in our property and casualty companies as a result of Hurricane Andrew. To foster 0growth of IP & C, in 1993 the Company contributed $8,500,000 in capital to IP & C and plans to contribute $3,000,000 in 1994. Unless regulatory, rating or licensing requirements make it necessary, management does not anticipate any other contributions of capital to subsidiaries during 1994.

Parent company cash requirements in 1994 will decline compared to 1993, as reflected in the table presented below. Total debt outstanding at December 31, 1993 consists of a $3,000,000 short-term note and a $3,800,000 term loan. The Company has committed $1,300,000 for debt service on these loans in 1994.

                                      Parent Company Cash Requirements
                              (Exclusive of Income Tax and Expense Allocations)
                                                (000 Omitted)

                                           Actual     Actual   Projected
                                            1992       1993       1994

Dividends to shareholders                 $11,600    $ 3,200     $3,200
Debt service                                5,800      1,200      1,300
Subsidiary capital contribution             2,150      8,500      3,000
Other expenses                                900        750        900
        Total                             $20,450    $13,650     $8,400


ANNUAL REPORT TO SHAREHOLDERS PAGE 26


The Company's cash requirements have been funded generally from the following sources:

                                      Parent Company Funding Sources
                               (Exclusive of Income Tax and Expense Allocations)
                                              (000 Omitted)

                                          Actual      Actual   Projected
                                           1992        1993       1994

Cash on hand                             $     -      $    -    $ 3,100
Life subsidiary dividends                  4,500           -      3,200
Non-life subsidiary dividends              3,700       2,300      1,900
Proceeds from sale of consumer
 finance subsidiary                            -     *14,400          -
Other sources                              2,500       2,600      2,450
  Total                                  $10,700     $19,300    $10,650

* Net of Federal Income Tax

Bank credit lines were available at December 31, 1993 as follows (000 omitted):

   Independent Insurance Group, Inc.                       $12,000
   The Independent Life and Accident Insurance Company      10,000
   Independent Fire Insurance Company                        2,000
        Total                                              $24,000

These lines of credit are used primarily to assist in cash flow planning but are available at all times for any corporate purpose. The Company anticipates that it will continue to maintain total lines of credit of approximately $20,000,000 into the future.

In recent years, the Company invested primarily in short-term and intermediate-term investments due to the volatility of interest rates, tax law changes, regulatory requirements and to assure a proper matching of assets and liabilities. In 1993, approximately 23% of all new debt security investments were invested in mortgage-backed securities. The remainder was invested primarily in corporate issues and, to a lesser extent, in municipal bonds and U.S. Treasury obligations. At December 31, 1993, more than 98% of the Company's bond portfolio was rated 1, Highest Quality, by the National Association of Insurance Commissioners (NAIC). An NAIC rating of 1 is comparable to an A- or better rating by the Standard and Poor's Corporation.

The mortgage loan portfolio is composed primarily of commercial mortgages concentrated in small office buildings, office/warehouse buildings, and retail buildings throughout the Southeastern United States. Mortgage loans in Florida, our largest state, exceed $61,000,000 or approximately 41% of our entire portfolio. The table below shows the year-end portfolio, losses, and delinquency rates since 1991 (000 omitted):

                                                1993         1992      1991

Mortgage loans                               $166,000     $206,000  $252,000
Losses from foreclosures
  and write-downs                               2,300        2,100     5,100
Delinquency rate (over 90 days)                  2.30%        3.24%     3.29%


ANNUAL REPORT TO SHAREHOLDERS PAGE 27


The Company does not anticipate any material losses on mortgages or real estate in 1994.

Investments in high-yield, high-risk securities (comparable to being rated below BBB- by Standard and Poor's Corporation) of approximately $3,651,000 represent less than one percent of the Company's bond portfolio. At year end, none of these investments were in default as to principal or interest.

The Company's life insurance subsidiary is able to accumulate substantial funds as a result of the receipt and investment of premium revenues prior to the settlement of insurance policy obligations. Investments with varying maturities are selected to meet these obligations. Long-term investments, selected primarily to satisfy long-term policy obligations, are generally held to maturity so interim market fluctuations present no liquidity concerns. However, in recent years, securities have been sold on a regular basis to offset accumulated capital gains and losses, to realize a gain that was expected to erode in the future or to vary the average maturity of our bond portfolio. During late 1992 and early 1993, our property and casualty insurance subsidiaries sold approximately $80,000,000 of securities, mostly to provide cash to pay Hurricane Andrew claims.


In accordance with newly issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the debt securities portfolios have been segregated between available for sale and held to maturity on this year's financial statements. The available for sale category is reported at fair value in 1993, with unrealized gains and losses reported as a separate component of shareholders' equity. The held to maturity category comprises U.S. Treasury and Government Securities and private placements and represents 7% of the investment portfolio. If interest rates vary by 1%, the unrealized gains in the debt securities portfolio would increase or decrease by $35,000,000 to $40,000,000. (For further information on SFAS No. 115, see Note 1 of Notes to Consolidated Financial Statements.)

The most recent insurance inforce acquisition was made in 1990.

Although we have adopted a program to repurchase our nonvoting shares when certain parameters are met, we have not purchased any shares since 1990. Any purchases in 1994 will depend on the availability of funds and market conditions.

A commonly used source to provide additional statutory surplus needs is reinsurance, and the property and casualty subsidiaries have generated approximately $13,000,000 of statutory surplus by utilizing reinsurance, mostly during 1992.

As previously announced, the Company began winding down its non-Home Service property and casualty subsidiaries during 1993.

Effective December 31, 1993, the life insurance subsidiary ceased issuing multiple employer trust group health and life insurance lines of business. We have arranged for another insurance carrier to write and service this business.

Effective January 1, 1994 all credit life, health and property lines were 100% reinsured into an unaffiliated company.

Management believes that funds generated from operations will be adequate to enable its companies to meet all anticipated cash requirements. However, the property and casualty subsidiaries could be subject to an assessment by the Florida Residential Property and Casualty Joint Underwriting Association (FRPCJUA) in 1994 based on 1993 premiums. In the unlikely event of a major hurricane equivalent to Andrew striking South Florida, Independent Fire Insurance Company could be assessed a maximum of $16,000,000.


ANNUAL REPORT TO SHAREHOLDERS PAGE 28


Inflation

Prolonged inflation can have adverse effects on the Company's insurance operations as a result of expenses and certain benefits tending to increase while premiums are generally fixed for the life of the policy. Although inflation has slowed in recent years, it is still a factor in our economy and management continues to seek ways to mitigate its impact. Such efforts include controlling expenses and investing primarily in short-term and intermediate-term investments.

Results of Operations

Between 1989 and 1993, life insurance premiums collected grew $17,000,000 from $157,000,000, a compound growth rate of approximately 2%. Between 1990 and 1993 life insurance premiums collected have grown at a compound rate of 1%. Accident and health premiums collected decreased $4,000,000 from 1990 to 1991 and decreased an additional $2,000,000 from 1991 to 1992. During 1993, accident and health premiums collected declined an additional $7,000,000.

Property and casualty premiums earned decreased $13,000,000 in 1992 compared to 1991 but would have increased $4,000,000 if we had not entered into reinsurance treaties for automobile and credit property. They also decreased an additional $51,000,000 in 1993 as a result of the decision to wind-down non-Home Service operations.

The following table depicts the product mix of insurance premiums for 1989 through 1993:

                                     1993    1992    1991    1990     1989

Life                                 47.7%   40.8%   39.6%   39.2%    39.7%
Property and casualty                26.9    35.5    37.0    36.3     38.6
Accident and health                  25.4    23.7    23.4    24.5     21.7


Individual weekly life premium, which includes purchased weekly premium business in 1989 and 1990, has consistently remained flat throughout the period. Total individual life premiums increased 2% from 1991 to 1992 and 1% from 1992 to 1993. Management expects this trend to improve in subsequent years. Group and credit life premiums doubled in 1992 as a result of increased credit life sales. At December 31, 1993, the Company ceased issuing any group life business and expects that our existing policyholders will place their business with other insurance carriers. Effective January 1, 1994 the Company is reinsuring all new credit life business with another company. Accordingly, management expects all life premium other than individual life to decline rapidly in 1994. The chart below reflects life premiums collected by major lines since 1988:

                                     Life Premiums Collected
                                           (000 Omitted)

                              1993      1992       1991        1990      1989

Individual life            $164,013   $162,631   $160,131   $164,031   $152,929
Group and credit life         9,715      9,397      4,785      4,018      3,604

   Total                   $173,728   $172,028   $164,916   $168,049   $156,533


ANNUAL REPORT TO SHAREHOLDERS PAGE 29


Individual accident and health premiums have steadily declined except for 1990 when we had a very successful special sales campaign. In late 1992 and in 1993, we offered a limited-issue cancer policy that helped curb the decrease in individual accident and health premiums. Management expects non-cancer accident and health premiums to continue to decrease and cancer premiums to continue to increase as additional offerings are made from time to time. Management cannot adequately assess what effect National health care reform will have on this line of business if it is enacted. Group accident and health sales were halted at the end of 1993 and consequently, premiums should decline rapidly in 1994. Credit accident and health insurance, for all new issues in 1994, will be 100% reinsured into a non-affiliated company. The only accident and health policies that will be issued in the future are primarily our hospital confinement and cancer coverage policies, all serviced by Home Service agents.

                                   Accident and Health Premiums Collected
                                              (000 Omitted)

                                 1993      1992      1991      1990      1989

Individual accident
 and health                    $61,197   $61,966   $66,720   $73,674   $67,032
Group accident and health       26,588    32,655    33,314    30,742    19,831
Credit accident and health       6,873     7,315     3,979     3,292     2,950

   Total                       $94,658  $101,936  $104,013  $107,708   $89,813


As a result of management's decision to exit all non-Home Service lines of business in our property and casualty subsidiaries, homeowners insurance premiums declined sharply in 1993. Florida, our largest state in homeowner premium, would not allow us to exit this line until late December, 1993, when we successfully negotiated a reinsurance treaty whereby FRPCJUA would assume all premiums and losses on Florida residential property business as of December 31, 1993. Management anticipates being completely out of non-Home Service homeowners lines before the end of 1994. All non-Home Service automobile business has been discontinued and will earn no premium after mid-1994. All credit property insurance that is issued in 1994 will be 100% reinsured into a non-affiliated insurance company. Future property and casualty premiums will be derived exclusively from our Home Service agents except for a small amount of Federally supported flood insurance. Home Service property and casualty premiums earned for 1993 were $34,000,000. Management expects this line to grow by approximately 10% in 1994. Catastrophe reinsurance is in place for 1994 for the Home Service lines of business. The historical growth trends for property and casualty earned premiums net of reinsurance are shown below:

                               Property and Casualty Earned Premiums
                                             (000 Omitted)

                              1993      1992      1991      1990      1989

Homeowners                 $ 25,569  $ 50,654  $ 52,634  $ 51,294  $ 52,033
Credit Property               6,328    23,836    28,164    32,458    32,964
Automobile                   10,385    21,962    29,486    24,243    23,334
Home Service                 34,093    29,517    26,471    23,303    21,118
Other                        23,761    25,513    27,330    28,265    29,816
   Total                   $100,136  $151,482  $164,085  $159,563  $159,265



ANNUAL REPORT TO SHAREHOLDERS PAGE 30


The following table presents the ratio for net benefits to premiums for the period 1989 through 1993:

                               1993    1992    1991    1990    1989

Life                           51.3%   52.7%   52.8%   55.2%   50.1%
Property and casualty          77.2    99.7    58.3    56.0    62.6
Accident and health            39.5    39.5    47.7    41.8    38.2

Life benefits have remained fairly uniform throughout the period. Accident and health benefit variations are due primarily to the group lines. Property and casualty benefits fluctuate primarily with catastrophe losses. The substantial increase in property and casualty benefits in 1992 were caused by Hurricane Andrew and the 1993 ratio was caused by additional adverse development from Hurricane Andrew and losses from the 100 year storm labelled the "White Hurricane" in the Spring of 1993. There was also some increase in the claim to premium ratio as a result of our wind-down of the above mentioned lines of business. The combined ratios for the property and casualty business for 1989 through 1993 are as follows:
                                1993    1992    1991    1990   1989

                               168.3%  147.5%  105.9%  102.9%  109.4%

Variations in net investment income growth have been caused by wide fluctuations in interest rates, purchases and sales of business, and the repurchase of the Company's own nonvoting common stock. Approximately 80% of all gross investment income is derived from interest bearing investments with an overall average maturity of less than 10 years. The table below presents a five year history of net investment income and realized investment gains and losses (000 omitted):

                              1993     1992     1991     1990    1989

Net investment income       $73,706  $82,068  $88,933  $87,302  $78,692
Realized gains (losses)      14,418   14,431    5,444      480   (1,480)

 Total                      $88,124  $96,499  $94,377  $87,782  $77,212


As interest rates have declined, proceeds from significant sales of securities and from prepayments on mortgage loans, mortgage-backed securities and corporate bonds have been reinvested at lower rates. Consequently, net investment income for 1993 is $8,000,000 below that of 1992. Significant security sales in our property and casualty subsidiaries to pay claims and operating expenses also contributed to the decrease in investment income.

Through 1990, it had been the Company's practice to offset realized investment gains and losses during the course of the year. For the last three years, gains appreciably exceeded losses. Losses and write downs on foreclosed mortgage loans and subsequent real estate sales were $2,300,000 in 1993, $2,100,000 in 1992, $5,100,000 in 1991 and $2,500,000 in 1990. In 1990, almost all of these losses were on properties located in Texas. In other years, the losses were spread across our entire portfolio which is almost exclusively in the Southeastern United States and Texas. No new mortgage loans have been made since the middle of 1990 except for restructurings or on sales of foreclosed properties. Management is seriously considering a program of originating mortgage loans on higher value residences ($200,000 - $500,000) and smaller commercial loans ($300,000 - $1,200,000) in 1994 but has not yet finalized a decision.


ANNUAL REPORT TO SHAREHOLDERS PAGE 31


Commissions increased in 1993 as a result of increased production and a highly successful life insurance promotional campaign. Property and casualty commissions decreased substantially as we wound down our non-Home Service business.

Total general expenses in 1993 declined to $115,000,000 from $119,000,000 in 1992 compared with expenses of $120,000,000 in 1991. Salary and employee benefits account for approximately 47% of total general expenses in each of the past five years. 1993 salary expense decreased by $3,300,000 or 8% from the 1992 level, due to an active rightsizing campaign entailing layoffs, wage freezes and attrition. The reduced salary reflects approximately $900,000 of associated severance payments and accelerated payment of earned compensated absences. 1993 employee benefits increased $2,100,000 or 14% over the 1992 level primarily as a result of implementing SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", during the year. In responding to the required new accounting, the Company has curtailed postretirement benefits in recent years. SFAS No. 106 is discussed in detail in Note 9 of Notes to the Consolidated Financial Statements. Expenses also decreased in 1993 by approximately $1,000,000 from a lower advertising budget adopted as part of the Company's capital conservation program, and from $1,000,000 less equipment maintenance and depreciation expense.

In 1994, salary expense should continue to decrease from the phased staff reductions begun in 1993, even though the wage freeze will no longer be in effect. The Company expects an insignificant increase in the cost for pensions and postretirement benefits as a result of lowering the discount rates used to calculate related benefits. Advertising and equipment maintenance and depreciation should increase slightly. Loss adjustment and other expense associated with the non-Home Service lines of business should also move lower, though not necessarily as a percent of premiums. Corporatewide general expenses as a percent of premium remained constant from 1989 to 1992, and increased to 30.6% in 1993. This increase stems from the marked decline in non-Home Service property/casualty premiums. In the life insurance subsidiary, general expenses remained constant as a percent of premiums.

During 1993, the Company implemented SFAS No. 109, "Accounting for Income Taxes". As permitted under the new rule, prior years' financial statements were not restated and the cumulative impact of the adoption was charged to 1993 earnings. This charge, exclusive of the deferred tax benefit recognized as the result of also adopting SFAS No. 106 was approximately $5,300,000. The deferred tax benefit recognized for the adoption of SFAS No. 106 was $18,000,000. As required by SFAS No. 109, changes in applicable tax rates are required to be recognized when enacted. The new corporate tax rate increase from 34% to 35% had an insignificant impact on the 1993 results of operations.

Primarily as a result of Hurricane Andrew in 1992, the Company's property and casualty subsidiaries sustained significant taxable losses for both 1992 as well as 1993. In accordance with applicable income tax law regulations, the 1992 taxable losses were carried back to earlier taxable years with approximately $10,000,000 in income tax refunds being received in January of 1994. Portions of the remaining 1992 losses as well as the 1993 losses were able to be utilized in our 1993 consolidated return calculations. Management anticipates that we will be able to fully utilize the remaining losses of $19,600,000 in our consolidated return within the allowable carry forward periods.

At December 31, 1993, the Company and subsidiaries have a net deferred tax asset of $1,692,000. This amount represents net deferred tax assets related to operations of $15,365,000 and deferred tax liabilities related to unrealized investment gains of $13,673,000. The operations related net deferred tax assets are expected to be realized against future taxable income of Independent Life - accordingly a valuation allowance has not been established. Independent Life has historically generated substantial amounts of taxable income; continuation of the present level of reported earnings are expected to generate taxable income amounts that are more than sufficient for the realization of the deferred tax assets.


ANNUAL REPORT TO SHAREHOLDERS PAGE 32


As stated in last year's report, the Internal Revenue Service has examined our previously filed Federal income tax returns through 1990 with all resulting deficiencies and refunds being settled. The Company believes that its accruals for income taxes continue to be adequate and that the result of any examination will not have a materially adverse effect.

In 1990, the Financial Accounting Standards Board issued SFAS No. 106, that requires the projected future costs of providing postretirement benefits, such as health care and life insurance, to be recognized as an expense as employees render service instead of when the benefits are paid. The Company adopted SFAS No. 106 in the first quarter of 1993. The cumulative pretax effect of this change was $53,000,000.

In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits". This new rule requires projecting the cost of providing future benefits, principally salary continuation and disability-related benefits, to former or inactive employees after employment but prior to retirement. The Company has certain benefits, primarily health care, that would be subject to the Statement's guidelines, but the impact on our financial statements has been minimal.

In 1993, the Company changed its method of accounting for retrospectively rated reinsurance contracts based upon the Emerging Issues Task Force Issue 93-6. The cumulative pretax effect of adopting the change in the third quarter of 1993 was a charge of $3,800,000.

The adoption of SFAS No. 106, SFAS No. 109, SFAS No. 112 and SFAS No. 113 did not affect the Company's liquidity or cash flows.

The Company began to focus on its core Home Service operations in early 1992, discussing the possible disposition of its non-Home Service lines of business. As a result of recent catastrophe losses incurred, dramatically increased reinsurance costs, and pessimism concerning future profitability of property/casualty operations, in 1993 management decided to withdraw from all non-Home Service property/casualty lines of business. Home Service products are considered to be less vulnerable to cyclical forces and catastrophe exposures than are other segments of the property/casualty business.

The strategy was implemented in 1993 by terminating the issuance of new non-Home Service property/casualty business and not reissuing renewal policies. In Florida, the Company transferred the residential property lines of business to the FRPCJUA. A $23,000,000 pretax restructuring charge was recorded in 1993 to provide for the costs of withdrawal from the non-Home Service lines. The restructuring charge is comprised of the following (000 omitted):


Write-down of nonrecoverable deferred policy acquisition costs $ 7,700 Costs incurred related to transfer of Florida homeowners
   business to FRPCJUA                                            4,800
Guaranty Association costs                                        4,100
Increased claims due to antiselection                             3,400
Employee severance program                                        1,200
Credit insurance termination costs                                1,800

   Total                                                        $23,000



ANNUAL REPORT TO SHAREHOLDERS PAGE 33


During 1993, $10,000,000 of the restructuring charges was reported in the quarter ended June 30, 1993, and an additional $13,000,000 was provided during the quarter ended December 31, 1993. The additional provision recorded in the fourth quarter includes the unanticipated costs of the Florida residential lines transfer to the Joint Underwriting Association, reflects the impact of updated assessments of antiselection related losses during the wind-down period and the write-down of nonrecoverable deferred policy acquisition costs.

Of the $23,000,000 of restructuring charges recorded in 1993, approximately $8,000,000 involved noncash charges, approximately $6,000,000 required cash expenditures in 1993 and approximately $9,000,000 will require future cash expenditures, most of which will be incurred in 1994 and 1995. The future cash expenditures are expected to be funded by sales of investment assets of the property/casualty insurance subsidiaries. None of the restructuring charges would have been recognized in 1993 had the restructuring plan not been implemented.

The lines of business from which the Company has decided to withdraw have historically represented approximately 80% of the Company's property/casualty premiums. As a result of the restructuring decision, approximately 130 home-office employees were terminated in 1993, and approximately 70 additional employees are expected to be terminated in 1994.

Management believes that its claim accruals for the withdrawn lines are adequate and that no further losses will be recognized in 1994. Management anticipates a modest profit on its remaining property and casualty business in 1994.

There has been a burst of regulatory changes at both the State and NAIC level whereby risk-based capital requirements are in place for life companies and soon to be in effect for property and casualty companies, a significant increase in guaranty fund assessments, and more recently, regulatory emphasis on marketing practices.

We have also had adverse policy related lawsuits and, like most companies have, curtailed postretirement benefits in light of SFAS No. 106 accruals. We have lowered the discount rate assumption for our retirement plans and our postretirement benefits plans to 7 1/4% because of the decrease in market interest rates. We have marked a substantial amount of our assets to market but are not allowed to adjust our matched liabilities even though interest rate assumptions are considerably below market. We have eliminated over 100 employee positions in our life insurance subsidiary in 1993 to save additional expenses, but the long term solution to increasing net income is increasing revenue.

The past year has required us to scrutinize our future and significant progress has been made in meeting our strategic goals. Some of the major accomplishments are as follows:

           . the sale of our finance company subsidiary
           . exiting residential property lines except for Home Service . exiting automobile lines except for Home Service
           . exiting credit property lines
           . exiting group and credit accident and health lines
           . exiting group and credit life lines
           . adopting five new accounting standards during 1993

Management believes that we are focused and that the Company is currently better positioned for future long-term success.


ANNUAL REPORT TO SHAREHOLDERS PAGE 35


                       Consolidated Balance Sheets



                                                        December 31
                                                       1993     1992
                                                       (000 Omitted)
Assets


Investments:

        Debt securities-available for sale      $  676,754  $    135,669

        Debt securities-held to maturity            53,289       567,487

        Equity securities                          139,491       123,561

        Mortgage loans                             165,652       206,208

        Real estate                                 17,589        16,033

        Policy loans                                33,065        31,945

        Short-term investments                       5,927        37,543

Cash                                                13,451         7,996

Accrued Investment Income                           13,079        12,571

Accounts and Notes Receivable                       11,833        12,842

Reinsurance Recoverable                             58,405        61,366

Property and Equipment, Net:

        Land and buildings                          40,798        42,488

        Furniture and equipment                      8,522        10,750

Deferred Policy Acquisition Costs                  196,720       207,428

Other Assets                                        34,299        32,319

Net Assets of Discontinued Operations                    -        11,671


        Total                                   $1,468,874    $1,517,877



See Notes to Consolidated Financial Statements.


ANNUAL REPORT TO SHAREHOLDERS PAGE 36




                                                      December 31
                                                     1993      1992
                                                      (000 Omitted)
Liabilities and Shareholders' Equity
Policy Reserves:
        Life                                    $  736,103    $  733,716
        Accident and health                         53,329        58,829

Policyholders' Funds                                99,849        91,999

Claims Payable                                      70,530       104,453

Unearned Premiums                                   41,844        79,605

Income Taxes:
        Current                                     (7,439)       (8,693)
        Deferred                                    (1,692)       10,243

Accrued Expenses and Other Liabilities             153,628        98,019

Notes Payable                                        6,800         8,000

          Total liabilities                      1,152,952     1,176,171

Shareholders' Equity:
        Voting common stock, $1.00  par value -
          7,500 shares authorized 6,100 and
          6,267 shares issued                        6,100         6,267

        Nonvoting common stock, $1.00  par value -
          15,000 shares authorized;
          8,606 and 8,439 shares issued              8,606         8,439

Additional paid-in capital                           6,378         6,378

Net unrealized gain on debt securities
 available for sale and equity securities           25,393        11,756

Retained earnings                                  293,996       333,417

Treasury stock:
        Nonvoting common stock, 1,542 shares       (24,551)      (24,551)

          Total shareholders' equity               315,922       341,706

           Total                                $1,468,874    $1,517,877



See Notes to Consolidated Financial Statements.


ANNUAL REPORT TO SHAREHOLDERS PAGE 37


                  Consolidated Statements of Operations


                                               Years ended December 31


                                             1993        1992        1991
                                       (000 Omitted Except Per Share Amounts)

Revenues:
        Insurance premiums:
          Life                             $177,102    $174,100    $175,800
          Property and casualty             100,136     151,482     164,085
          Accident and health                94,441     101,426     103,950
        Net investment income                73,706      82,068      88,933
        Realized investment gains            14,819      14,431       5,444
        Other income                         11,363       9,959      10,485
           Total                            471,567     533,466     548,697

Costs and Expenses:
        Policy benefits:
          Life                               90,787      91,788      92,852
          Property and casualty              77,282     150,962      95,686
          Accident and health                37,327      40,091      49,552
        Policy reserve increase               8,432      15,604      13,336
        Amortization of deferred
          policy acquisition costs           50,481      50,043      47,201
        Deferral of policy
          acquisition costs                 (50,446)    (58,338)    (46,194)
        Commissions                          95,431     120,773     112,245
        General expenses                    114,570     118,893     120,386
        Taxes, licenses and fees             24,513      25,169      23,406
        Other operating expenses              3,633       8,203       2,283
        Restructuring charge                 23,000           -           -
           Total                            475,010     563,188     510,753

Income (Loss) from Continuing
  Operations Before Income Taxes             (3,443)    (29,722)     37,944


Provision (Credit) for Income Taxes:
        Current                               3,174      (1,379)     18,468
        Deferred                             (5,757)    (11,349)     (7,496)

           Total                             (2,583)    (12,728)     10,972

Income (Loss) from Continuing Operations       (860)    (16,994)     26,972
Income  from Discontinued
  Operations (Net of Taxes)                     465       1,906       1,670
Gain on Disposition of Discontinued
  Operations (Net of Taxes)                   6,904           -           -

Income (Loss) Before Cumulative Effect
  of Change in Accounting Principles          6,509     (15,088)     28,642
Cumulative Effect of Change
  in Accounting Principles                  (42,771)          -           -
Net Income (Loss)                          $(36,262)   $(15,088)   $ 28,642

Net Income (Loss) Per Share:
        Income (loss) from
          continuing operations             $ ( .07)     $(1.29)      $2.05
        Income and gain from
          discontinued operations               .56         .14         .13
        Income (loss) before cumulative
          effect of change in
          accounting principles                 .49       (1.15)       2.18
        Cumulative effect of change
          in accounting principles            (3.24)          -           -

Net income (loss)                            $(2.75)     $(1.15)      $2.18

See Notes to Consolidated Financial Statements.




ANNUAL REPORT TO SHAREHOLDERS PAGE 39


                       Consolidated Statements of
                          Shareholders' Equity



                                                   Years ended December 31


                                                 1993        1992        1991

                                                       (000 Omitted)

Voting Common Stock:
        Balance, beginning of year           $   6,267   $   6,303   $   6,329
        Retired during the year                   (167)        (36)        (26)

        Balance, end of year                     6,100       6,267       6,303

Nonvoting Common Stock:
        Balance, beginning of year               8,439       8,403       8,377
        Issued during the year                     167          36          26

        Balance, end of year                     8,606       8,439       8,403


Additional Paid in Capital:
        Balance, beginning and end of year       6,378       6,378       6,378

Net Unrealized Investment Gains:
        Balance, beginning of year              11,756      11,362       2,213
        Net unrealized appreciation on debt
          securities available for sale and
          equity securities                     21,419         422      13,817
        Deferred income taxes                   (7,782)        (28)     (4,668)

        Balance, end of year                    25,393      11,756      11,362


Retained Earnings:
        Balance, beginning of year             333,417     360,089     342,900
        Net income (loss)                      (36,262)    (15,088)     28,642
        Less: Dividends to shareholders
          ($.24, $.88 and $.87)                  3,159      11,584      11,453


        Balance, end of year                   293,996     333,417     360,089

Treasury Stock-Nonvoting Common at Cost:
        Balance, beginning and end of year
          (1,542 shares)                       (24,551)    (24,551)    (24,551)

Total Shareholders' Equity                    $315,922    $341,706    $367,984






See Notes to Consolidated Financial Statements.



ANNUAL REPORT TO SHAREHOLDERS PAGE 40


               Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Presentation: The accompanying consolidated financial statements include the accounts, after intercompany eliminations, of Independent Insurance Group, Inc., and its wholly owned subsidiaries (principally insurance companies) and have been prepared in conformity with generally accepted accounting principles.

Revenue and Expense Recognition: Traditional life and accident and health premiums are reported as earned when due. Benefits, expenses and investment income on future benefits for traditional products are associated with earned premiums so as to result in recognition of profits over the life of the contracts in proportion to premium earned. This association is accomplished by means of the provision for policy reserves and the deferral and amortization of policy acquisition costs. For universal life-type contracts premiums are reported as deposits to policyholders' account balances, revenue represents amounts assessed against policyholders, and benefits represent amounts in excess of account balances returned to policyholders. Property and casualty premiums are earned ratably over the life of such policies with a liability for unearned premiums established for the unexpired portion of the premium applicable to those policies.

Deferred Policy Acquisition Costs: The cost of acquiring business (principally commissions and other issue expenses recoverable from future profit margins) which varies with and is primarily related to the production of new business has been deferred. These deferred policy acquisition costs are being amortized over the premium paying period of the related life and accident and health policies in proportion to the ratio of the annual premium revenue to the total premium revenue anticipated except for universal life-type products where amortization is based on estimated gross profits. Such anticipated premium revenue is estimated using the same assumptions as used for computing policy reserves. Deferred policy acquisition costs on property and casualty policies are amortized over the period during which the related premiums are earned.
Included with deferred policy acquisition costs are the costs assigned to the value of insurance inforce of acquired companies. The unamortized balance at December 31, 1993 and 1992 of such amounts was $17,105,000 and $19,165,000.
These costs of insurance purchased are amortized in proportion to projected future profits on the acquired insurance inforce using discount rates of 8.5% to 10%.

Policy Liabilities and Accruals: Policy reserves are based upon assumed future investment yields, mortality rates and withdrawal rates giving effect to possible risk of adverse deviations. The assumed mortality and withdrawal rates are based upon company experience. Except for nontraditional plans where the effect of current interest is reflected, the interest rates assumed are generally: (a) 6 1/2% for the first 3 years graded to 5% for issues of September, 1993 and later,(b) 8% for the first 3 years graded to 5 1/2% for issues of September, 1988 through August, 1993, (c) 8% for the first 5 years graded to 4 1/2% for issues of 1985 through August, 1988, (d) 7% for the first 5 years graded to 4 1/4% for 1980 through 1984 issues, (e) 6% graded to 3 1/2% for 1968 through 1979 issues, (f) 4 1/2% graded to 3 1/2% for 1963 through 1967 issues and (g) 3 1/2% for issues prior to 1963. The liability for unpaid claims represents the estimated ultimate cost of all losses incurred through December 31 of each year. It includes estimates of claims incurred but not yet reported and is determined using case basis evaluations and statistical analyses.
Related estimated adjustment expenses have been accrued.

Income Taxes: Income taxes have been provided using the liability method in
accordance with FASB Statement 109, "Accounting  for Income Taxes".   Under that
method, deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.


ANNUAL REPORT TO SHAREHOLDERS PAGE 41


Income Per Share: Net income per share is computed using 13,165,000 weighted average number of shares outstanding during 1993, 1992 and 1991.

Property and Equipment: Property and equipment is carried at cost and depreciation is provided generally under accelerated methods for items placed in service after 1984. Improvements on behalf of tenants are amortized on the straight-line basis over the terms of tenants' leases.

The accumulated depreciation on these assets was $72,382,000 and $67,570,000 as of December 31, 1993 and 1992.

Investments: Historically, the Company has classified debt security investments in accordance with existing accounting standards and, accordingly, carried such investments at amortized cost since the Company had both the ability and intent to hold those securities until maturity. In 1992, the Company segregated a portion of its debt security portfolio as held for sale because management believed that such investments were likely to be sold within a year, given their characteristics and market environment.

In 1993, the Financial Accounting Standards Board (FASB) issued Statement 115 "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 required that debt securities are to be classified as either held to maturity (carried at amortized cost), available for sale (carried at market with unrealized gains or losses reported in equity), or trading (carried at market with unrealized gains or losses reported in net income).

The Company believes that it has the ability and intent to hold to maturity its debt security investments that are classified as held to maturity. However, the Company also recognizes that there may be circumstances where it may be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, the Company has designated a portion of its investment portfolio as available for sale. As permitted by Statement 115, the Company adopted the new accounting standard as of December 31, 1993 and adjusted the carrying value of its debt security investments that are classified as investments available for sale to market value as of December 31, 1993. The effect of adopting Statement 115 at December 31, 1993 was to increase the carrying amount of debt security investments that are classified as available for sale investments by $28,900,000, decrease deferred policy acquisition costs by $2,250,000 and increase shareholders' equity by $17,300,000 with no effect on income. At December 31, 1992, the debt securities available for sale were valued at lower of cost or market which was amortized cost.

At December 31, 1993, the remainder of the Company's portfolio of debt security investments is classified as held to maturity. Although the Company has the ability and intent to hold those securities to maturity, infrequent and unusual conditions could occur under which it would be appropriate to sell certain of those securities. Those conditions could include, but are not limited to, unforeseen changes in asset quality and significant changes in current tax law. The Company has not classified any of its debt security investments as trading.

Investments are reported in the accompanying balance sheets on the following basis:

  Available for sale securities are reported at current market value. Changes in market value of available for sale securities, after deferred income taxes and after adjustment for the amortization of deferred policy acquisition costs, are reported as unrealized appreciation or depreciation directly in shareholders' equity and, accordingly, have no effect on net income. The offsets to the unrealized appreciation or depreciation represent valuation adjustments that represent the amounts of additional amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized.


ANNUAL REPORT TO SHAREHOLDERS PAGE 42


  Held to maturity securities are reported at amortized cost.

  Equity security investments, principally common and nonredeemable preferred stocks, are carried at current market value with changes in such value reflected as unrealized gains or losses directly in shareholders' equity, having no effect on net income.

  Mortgage loans on real estate are reported at unpaid balances, adjusted for amortization of premium or discount, less allowance for possible losses. The geographic distribution of mortgage loans is in 15 states primarily in the Southeastern United States, with 41% in Florida.

  Real estate is reported at cost, less allowances for depreciation and possible losses.

  Policy loans are reported at unpaid balances.

  Short-term investments are reported at cost.

The cost of securities sold is based on specific identification and the resulting realized gains and losses are included in the determination of net income.

In the normal course of business, the Company is party to financial instruments, none of which have significant off-balance-sheet risk.

Fair Values of Financial Instruments: The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, short-term investments: The carrying amounts reported in the Balance Sheet for these instruments approximate fair values.

Investment securities: Fair values for debt security investments are based on quoted market prices, where available. For debt security investments not actively traded, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

Mortgage loans and policy loans: The fair value for mortgage loans are estimated using discounted cash flow analyses, using interest rates that would currently be offered for similar loans to borrowers with similar credit ratings. The fair values for policy loans are estimated using discounted cash flow analyses, using interest rates associated with the carrying value of policy reserves.

Accounts and notes receivable: The carrying amounts of the Company's receivables approximate fair values.

Short and long-term notes payable: The carrying amounts of the Company's short-term notes payable approximate fair values. The Company has $3,800,000 of long-term notes payable at December 31, 1993.

Policyholders' Funds: The carrying value for policyholders' funds (e.g. premium and other demand deposit funds) are equal to the amount payable on demand at the reporting date, which approximates the fair value.

Accounting Changes: In 1993, the Company adopted the provisions of five newly required Statements of Financial Accounting Standards.


ANNUAL REPORT TO SHAREHOLDERS PAGE 43


Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions", requires the Company to accrue the cost of postretirement benefits other than pensions over the active service periods of employees as opposed to the "pay-as-you-go method" which recognizes the expense as benefits are paid. The effect of the adoption of this statement was recorded as a one time cumulative effect of change in accounting principles and reduced net income of the Company by approximately $35,000,000 or $2.66 per share (net of an income tax benefit of $18,000,000) in the first quarter of 1993. Note 8, Employee Benefit Plans, further details SFAS 106.

Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", changes the way in which temporary differences between financial statement and tax return bases are handled with regard to deferred federal income taxes. The cumulative effect of adopting SFAS 109 was to decrease net income by $5,300,000 or $.40 per share in the first quarter of 1993. See Note 7, Income Taxes, for additional details.

Statement of Financial Accounting Standards No. 112 (SFAS 112), "Employers' Accounting for Postemployment Benefits", requires entities to use accrual accounting to value the cost of benefits provided to former or inactive employees who have not yet retired. As the Company had previously reserved $7,200,000 for these compensated absences, the Standard was adopted with no impact on profit.

Statement of Financial Accounting Standards No. 113 (SFAS 113), "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", affects the reporting of reinsurance transactions. In accordance with the Statement's provisions, all reinsurance recoverables and reserve credits for 1993 and 1992 have been shown separately as an asset as opposed to being netted against policy liabilities, with no impact on income. In 1993, the Company changed its method of accounting for retrospectively rated reinsurance contracts based upon a consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board. The Company recorded a cumulative effect of adopting the change of $2,500,000 or $.18 per share (net of an income tax benefit of $1,300,000) in the third quarter of 1993.

Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities", generally replaces the long-standing historical cost accounting approach for debt securities with one based on fair value as it applies to the Company. SFAS 115 requires classifying debt security investments as held to maturity or available for sale. Investments available for sale are now recorded at current fair market value rather than cost. The difference between these two valuation methods increased
shareholders' equity $26,700,000.   This amount was taxed as an unrealized gain
and the net amount increased book value by $1.32 per share in the fourth quarter of 1993. Debt securities held to maturity continue to be reported at cost, while equity securities continue to be reported at market value.

Proforma amounts for income (loss) from continuing operations and related earnings per share amounts assuming the retroactive application of the accrual method of accounting for postretirement benefits and the revised accounting for retrospectively rated reinsurance contracts compared to reported income (loss) from continuing operations and related earnings per share are shown below (000 omitted):

                                                    1993        1992      1991
As Reported
        Income (loss) from continuing operations   $(860)    $(16,994)   $26,972
        Per share                                  $(.07)      $(1.29)     $2.05

Proforma
        Income (loss) from continuing operations   $(860)    $(21,434)   $24,992
        Per share                                  $(.07)      $(1.63)     $1.90


ANNUAL REPORT TO SHAREHOLDERS PAGE 44


Retroactive application of the new standards related to accounting for income taxes, postemployment benefits and reinsurance would not effect these proforma amounts.

Reclassifications: Certain amounts in the 1992 and 1991 statements have been reclassified to conform with the 1993 classifications.

2. RESTRUCTURING

The Company began to focus on its core Home Service operations in early 1992, discussing the possible disposition of its non-Home Service lines of business. As a result of recent catastrophe losses incurred, dramatically increased reinsurance costs, and pessimism concerning future profitability of property/casualty operations, in 1993 management decided to withdraw from all non-Home Service property/casualty lines of business. Home Service products are considered to be less vulnerable to cyclical forces and catastrophe exposures than are other segments of the property/casualty business.


The strategy was implemented in 1993 by terminating the issuance of new non-Home Service property/casualty business and not reissuing renewal policies. In Florida, the Company transferred the residential property lines of business to the Florida Residential Joint Underwriting Association. A $23,000,000 pretax restructuring charge was recorded in 1993 to provide for the costs of withdrawal from the non-Home Service lines. The restructuring charge is comprised of the following (000 omitted):

Write-down of nonrecoverable deferred policy acquisition costs $ 7,700 Costs incurred related to transfer of Florida homeowners business
  to Joint Underwriting Association                                   4,800
Guaranty Association costs                                            4,100
Increased claims due to antiselection                                 3,400
Employee severance program                                            1,200
Credit insurance termination costs                                    1,800

   Total                                                           $ 23,000


3.  DISCONTINUED OPERATIONS

In the first quarter of 1993, the Company completed the sale of its Louisiana-based consumer finance subsidiary, Gulfco Investment Inc. (Gulfco). The proceeds of $22,573,000 resulted in an after tax gain of $6,904,000 (net of income taxes of $4,200,000) which is reported as "Gain on Disposition of Discontinued Operations" in the Consolidated Statements of Operations.

During 1993, prior to completion of the divestiture, Gulfco earned net income of $465,000. The former subsidiary earned net income of $1,906,000 and $1,670,000 in 1992 and 1991, respectively. These amounts have been segregated as "Income from Discontinued Operations" in the Consolidated Statements of Operations. Net assets of Gulfco of $11,671,000, as of December 31, 1992, have been separately classified and stated at book value in the Consolidated Balance Sheets.



ANNUAL REPORT TO SHAREHOLDERS PAGE 45


4.  INVESTMENTS

Presented below (000 omitted) is a summary of investments as of December 31,
1993:
                                                                        Balance
                                        Gross      Gross                 Sheet
                          Amortized  Unrealized  Unrealized   Fair      Carrying
Investment Category         Cost        Gains      Losses     Value      Value

Debt securities
 available for sale:
     Bonds and notes:
       United States
        Government        $  19,831  $  1,085    $  (59)  $   20,857    $ 20,857
       States,
        municipalities
        and political
        subdivisions         75,214     4,089      (142)      79,161      79,161
       Foreign
        governments          43,336     1,327        (8)      44,655      44,655
       Corporate
        securities          267,179    16,030      (882)     282,327     282,327
       Mortgage-backed
        securities          232,955     7,333      (143)     240,145     240,145
     Redeemable preferred
      stocks                  9,328       331       (50)       9,609       9,609

      Total debt securities
       available for sale   647,843    30,195    (1,284)     676,754     676,754

Debt securities
 held to maturity:
     Bonds and notes:
         United States
          Government         49,976     9,442        (1)      59,417     49,976
         States,
          municipalities
          and political
          subdivisions          301         3         -          304         301
         Corporate
          securities          3,012       555         -        3,567       3,012

     Total debt securities
      held to maturity       53,289    10,000        (1)      63,288      53,289

     Equity securities:
        Common stocks:
         Public utilities     3,856     1,043       (94)       4,805       4,805
         Banks, trusts and
          insurance companies    28        16        (1)          43          43
         Industrial,
          miscellaneous
          and all other      75,677    12,799    (4,633)      83,843      83,843
        Nonredeemable
         preferred stocks    41,380     3,395      (279)      44,496      44,496
        Other                 6,304         -         -        6,304       6,304

     Total equity
      securities            127,245    17,253    (5,007)     139,491     139,491

     Other investments:
        Mortgage loans      165,652    20,662         -      186,314     165,652
        Real estate          17,589         -         -       17,589      17,589
        Policy loans         33,065     2,940         -       36,005      33,065
        Short-term
         investments          5,927         -         -        5,927       5,927

     Total other
      investments           222,233    23,602         -      245,835     222,233

     Total investments   $1,050,610   $81,050   $(6,292)  $1,125,368  $1,091,767


ANNUAL REPORT TO SHAREHOLDERS PAGE 46


Presented below (000 omitted) is a summary of investments as of December 31,
1992:
                                                                        Balance
                                        Gross      Gross                 Sheet
                          Amortized  Unrealized  Unrealized   Fair      Carrying
Investment Category         Cost        Gains      Losses     Value      Value

Debt securities
 available for sale:
     Bonds and notes:
       United States
        Government        $   2,817  $    240    $    -   $    3,057   $   2,817
       States,
        municipalities
        and political
        subdivisions         10,088       156       (59)      10,185      10,088
       Foreign
        governments             133        11         -          144         133
     Corporate
        securities           23,831       397      (155)      24,073      23,831
       Mortgage-backed
        securities           98,800     2,071      (778)     100,093      98,800

      Total debt securities
       available for sale   135,669     2,875      (992)     137,552     135,669

Debt securities
 held to maturity:
     Bonds and notes:
         United States
          Government         73,428     6,090       (84)      79,434      73,428
         States,
          municipalities
          and political
          subdivisions       46,363     1,209       (10)      47,562      46,363
         Foreign
          governments        17,737       411         -       18,148      17,737
         Corporate
          securities        168,940     4,555      (513)     172,982     168,940
         Mortgage-backed
          securities        250,122       990    (3,724)     247,388     250,122
         Redeembable
          preferred          10,897       439       (22)      11,314      10,897
          stocks
       Total debt securities
        held to maturity    567,487    13,694    (4,353)     576,828     567,487

Equity securities:
        Common stocks:
         Public utilities    15,015     5,349      (302)      20,062      20,062
         Banks, trusts and
          insurance companies    27        16         -           43          43
         Industrial,
          miscellaneous
          and all other      49,943    13,163    (2,967)      60,139      60,139
        Nonredeemable
         preferred stocks    32,514     2,518      (166)      34,866      34,866
        Other                 8,451         -         -        8,451       8,451

      Total equity
       securities           105,950    21,046    (3,435)     123,561     123,561

Other investments:
        Mortgage loans      206,208    23,609         -      229,817     206,208
        Real estate          16,033         -         -       16,033      16,033
        Policy loans         31,945     2,811         -       34,756      31,945
        Short-term
         investments         37,543         -         -       37,543      37,543

      Total other
       investments          291,729    26,420         -      318,149     291,729

Total investments        $1,100,835   $64,035   $(8,780)  $1,156,090  $1,118,446


ANNUAL REPORT TO SHAREHOLDERS PAGE 47


The amortized cost and estimated fair value of debt securities at December 31,
1993, by contractual maturity, are shown below (000 omitted).   Expected
maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available for Sale      Held to Maturity

                                       Amortized    Fair    Amortized    Fair
Contractual Maturity                      Cost      Value     Cost       Value

Due in one year or less                $  1,985 $   1,963   $     -   $      -
Due after one year through five years    24,931    26,183     1,937      2,278
Due after five years through ten years  252,607   263,797    32,984     38,507
Due after ten years                     135,365   144,666    18,368     22,503
      Sub-total                         414,888   436,609    53,289     63,288
Mortgage backed securities              232,955   240,145         -          -


      Total                            $647,843  $676,754   $53,289    $63,288



Proceeds from the sales of investments in debt securities during 1993 were $262,943,000. Gross gains of $6,652,000 and gross losses of $112,000 were realized on those sales. Proceeds from sales of investments in debt securities during 1992 were $305,246,000. Gross gains of $13,731,000 and gross losses of $947,000 were realized on those sales. Proceeds from sales of investments in debt securities during 1991 were $280,324,000. Gross gains of $8,588,000 and gross losses of $742,000 were realized on those sales.

Details of investment income by major categories are presented below (000 omitted) for the years ended December 31:
                                              1993        1992      1991

Short-term investments                      $ 1,012     $ 1,991   $ 1,837
Debt securities                              50,765      52,446    54,524
Equity securities                             5,650       6,661     7,606
Mortgage loans                               18,752      23,381    28,083
Other                                         3,406       3,679     2,763
        Gross investment income              79,585      88,158    94,813

Investment expenses                           5,879       6,090     5,880

          Net investment income             $73,706     $82,068   $88,933


Restructured mortgage loans aggregated $23,800,000 and $25,300,000 as of December 31, 1993 and 1992. The expected gross interest income that would have been recorded had the loans been current in accordance with the original loan agreements and the actual interest income recorded for the years ended December 31 are as follows (000 omitted):

Mortgage Loans Restructured                     1993      1992      1991

Expected gross interest income                 $2,615    $2,795    $2,377
Actual gross interest income                    1,890     2,189     1,804



ANNUAL REPORT TO SHAREHOLDERS PAGE 48


A summary of investment gains (losses) for the years ended December 31 is as follows (000 omitted):

                Debt         Equity       Other          Tax   Net Gains(Losses)
              Securities   Securities   Investments    Effects  On Investments
1993
Realized        $ 6,613       $ 7,432     $   774      $ 5,187      $ 9,632
Unrealized       27,686        (5,365)     (2,818)       7,782       11,721
        Total   $34,299       $ 2,067     $(2,044)     $12,969      $21,353

1992
Realized        $13,495       $ 3,853     $(2,917)     $ 4,572      $ 9,859
Unrealized      (16,902)          422           -           28      (16,508)
        Total  $ (3,407)      $ 4,275     $(2,917)     $ 4,600      $(6,649)

1991
Realized        $ 7,846       $ 3,115     $(5,517)     $ 2,094      $ 3,350
Unrealized       18,301        13,817           -        4,669       27,449
        Total   $26,147       $16,932     $(5,517)     $ 6,763      $30,799


5.  ACCOUNTS AND NOTES RECEIVABLE

Consolidated accounts and notes receivable are primarily comprised of amounts due from agents and policyholders attributable to the Company's insurance subsidiaries. These assets are short-term in nature with no defined maturities, and the fair values (amounts payable on demand) approximate the carrying values.

The carrying value and fair values of accounts and notes receivable as of December 31, are as follows (000 omitted):
                                                   1993          1992

Agents' and brokers' receivables                 $ 5,016       $ 9,860
Uncollected premiums                               2,694         2,914
Miscellaneous receivables                          4,123            68
        Total                                    $11,833       $12,842

6.  NOTES PAYABLE

Notes payable at December 31 are presented in the table below (000 omitted). Due to the short-term nature of these instruments, fair values approximate the carrying values.
                                                 1993    1992

       4.00% 180-day note                      $3,000        -
       4.02% 90-day note                            -   $8,000
       6.25% Bank term loan                     3,800        -

                                               $6,800   $8,000

The Company also has available another $24,000,000 short-term line of credit
with two banks which can be terminated at any time by the bank.   As of December
31, 1993, none of this line of credit was utilized.

The approximate amount of interest paid in 1993, 1992 and 1991 totaled $572,000, $450,000 and $900,000.


ANNUAL REPORT TO SHAREHOLDERS PAGE 49


7.  SHAREHOLDERS' EQUITY

The Company's insurance subsidiaries have legal restrictions as to the transfer of funds to the Company in the form of dividends, loans and advances. These restrictions, determined in accordance with statutory reporting practices, generally limit the payment of dividends to amounts based upon statutory surplus or profits and limit the amount of certain investments to specified percentages of statutory admitted assets. At December 31, 1993, approximately $100,000,000 of consolidated statutory net assets of $117,000,000 cannot be transferred from the insurance subsidiaries to the Company without regulatory approval.

Net income and shareholders' equity as determined in accordance with statutory accounting practices for the three years ended December 31 (000 omitted) are as follows:

                                              1993        1992       1991
Net income (loss):
        Life insurance subsidiary          $ 16,274    $  2,106   $ 18,589
        Property and casualty
          insurance subsidiaries            (15,435)    (35,831)     4,017

Shareholders' equity:
        Life insurance subsidiary           105,098     101,311    102,827
        Property and casualty
         insurance subsidiaries              30,556      40,709     64,703

The Company has authorization for 20,000,000 shares of preferred stock, none of which has been issued.


8.  INCOME TAXES

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS
109, "Accounting for Income Taxes".   As permitted under the new rules, prior
years' financial statements have not been restated.

Exclusive of the deferred tax benefit of approximately $18,000,000 attributable to the implementation of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", the cumulative effect of adopting SFAS 109 as of January 1, 1993 was to decrease net income by $5,300,000.

At December 31, 1993, the Company had consolidated net operating loss carryforwards available of $19,600,000. These losses are attributable to the property & casualty subsidiaries and originated in 1992 and 1993 as a result of catastrophic losses experienced. Unless otherwise utilized, $10,800,000 of these losses will expire in 2007 and $8,800,000 in 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There was no change in the valuation allowance for deferred tax assets during 1993. Significant


ANNUAL REPORT TO SHAREHOLDERS PAGE 50


components of the Company's deferred tax liabilities and assets as of December 31, 1993 as calculated in accordance with SFAS 109 are as follows (000 omitted):

Deferred tax liabilities:
        Deferred policy acquisition costs                   $53,939
        Unrealized gains                                     13,673
        Other                                                    88
           Total deferred tax liabilities                    67,700

Deferred tax assets:
        Policy reserves & policyholder funds                 36,149
        Accrued expenses & other liabilities:
          OPEB obligation                                    19,536
          Deferred compensation & pension benefits            1,684
          Restructuring liability                             2,565
          Other operating income & expense items                924
        Investment assets - basis adjustments                 1,657
        Net operating loss carryforward                       6,877
           Sub-total deferred tax assets                     69,392
        Valuation allowance for deferred tax assets               -

           Total deferred tax assets                         69,392

           Net deferred tax assets                          $ 1,692

Prior to 1984, a portion of a life insurance company's gain from operations was not taxed currently but was deferred and accumulated in a memorandum Policyholders' Surplus Account. This accumulation generally become taxable to the extent that the account exceeded certain prescribed maximums or when distributed to shareholders. The Tax Reform Act of 1984 eliminated this deferral of income for 1984 and later years. The 1984 legislation also provides that companies will not be taxed on previously deferred amounts unless they are distributed to shareholders or are subtracted from the Policyholders' Surplus Account under rules similar to those provided under prior law. The accumulated balance in this account at December 31, 1993 was approximately $124,000,000. Deferred income taxes have not been provided on this Policyholders' Surplus Account because the balance in the account does not exceed the prescribed maximum and distributions to shareholders from this account are not presently contemplated.

Significant components of the provision for income taxes for the years ending December 31, attributable to continuing operations are as follows (000 omitted):

                                            Liability
                                             Method         Deferred Method
                                              1993          1992       1991

Current tax expense (benefit)               $ 3,174      $ (1,380)    $18,468
Deferred taxes exclusive
 of net operating loss carryforward
  benefit and effect of change in
  enacted tax rates                          (1,856)       (8,089)     (7,496)
Net operating loss benefit                   (3,618)       (3,259)          -

Effect on deferred taxes of
 enacted tax rate change                       (283)            -           -


        Total income tax expense
         (benefit) on income                $(2,583)     $(12,728)    $10,972


ANNUAL REPORT TO SHAREHOLDERS PAGE 51


The components of the deferred income tax benefit for the years ending December 31, attributable to continuing operations are as follows (000 omitted):

                                             Liability
                                               Method         Deferred Method
                                                1993          1992       1991
Excess of policy acquisition costs
 recognized for tax purposes over
 that for financial accounting purposes      $(6,106)     $ (3,811)    $(4,541)
Excess of policy reserves recognized
 for tax purposes over that for
 financial accounting purposes                 6,093         1,264         838
Excess of premium revenue recognized
 for tax purposes over that for
 financial accounting purposes                (3,131)       (3,551)     (2,724)
Excess of policy benefits recognized
 for tax purposes over that for
 financial accounting purposes                   405         1,003         138
Excess of gains (losses) recognized
 for financial accounting purposes
 over that for tax purposes                      383           405      (1,260)
Net operating loss carryforward
 benefit recognized to eliminate
 deferred taxes                               (3,618)       (3,259)          -
Contested litigation judgement                 2,268        (2,118)          -
Preferred compensation/pension plan costs       (875)         (380)         16
Restructuring charge                          (2,565)            -           -
Retrospectively rated reinsurance              1,314
Other                                             75          (902)         37

        Total                                $(5,757)     $(11,349)    $(7,496)

The reconciliation of income tax expense (benefit) for the years ended December 31, attributable to continuing operations computed at the U. S. federal statutory tax rate of 35% in 1993 and 34% in 1992 and 1991 to income tax expense (benefit) is as follows (000 omitted):
                                             Liability
                                              Method         Deferred Method
                                               1993          1992       1991
Income tax (at 35% or 34% of
 pretax income or loss)                      $(1,205)     $(10,106)    $12,901
Tax exempt investment income                  (1,491)       (1,469)     (2,431)
Non taxable/deductible (income) expenses         395        (1,153)        502
Effect of tax rate change                       (283)            -           -

Other items                                        1             -           -


  Provision (credit) for federal
   income tax expense (benefit)              $(2,583)     $(12,728)   $(10,972)


9.  EMPLOYEE BENEFIT PLANS

The Company has retirement plans covering all employees and makes annual contributions in compliance with legal funding requirements. A noncontributory plan covers salaried employees and benefits are based on years of service and compensation during the highest five years of employment. A noncontributory plan covers employees whose incomes are derived wholly or partially from commissions and benefits are based on earnings over the lifetime of participation in the plan. Normal retirement age is 65, 66 or 67, depending on year of birth, but early retirement with reduced benefits is permissible.


ANNUAL REPORT TO SHAREHOLDERS PAGE 52



These plans are administered through separate retirement trusts which, prior to April 1, 1993, purchased annuity contracts issued by the Company's life insurance subsidiary. The approximate amount of annual benefits covered by such contracts totaled $8,256,000, $7,791,000 and $7,483,000 in 1993, 1992 and 1991.

Pension costs for 1993 were decreased approximately $320,000 primarily due to changes made in actuarial assumptions for compensation. There were no significant changes in 1992. Pension costs for 1991 were increased approximately $560,000 due to a plan amendment adopting an increase in monthly benefits for current retirees.

The following table sets forth the plans' funded status as well as prepaid pension costs included in other assets in the Company's balance sheet at December 31, 1993 and 1992 (000 omitted):

                                                      1993          1992
Accumulated benefit obligation, including
 vested benefits of $(63,541) and $(49,637)        $(69,660)      $(55,273)
Projected benefit obligation                       $(80,044)      $(72,829)
Plan assets at fair value, principally
 fixed income obligations and common stocks          80,491         77,310
Plan assets in excess of projected benefit
 obligation                                             447          4,481
Unrecognized net transition obligation being
 recognized over 15 years                             1,000          1,147
Unrecognized prior service cost                       2,993          3,251
Unrecognized net gain                                (3,607)        (7,506)

      Prepaid pension costs                        $    833       $  1,373

Net pension costs include the following components for the years ended December 31, 1993, 1992 and 1991 (000 omitted):
                                                      1993      1992      1991

Service costs - benefits earned during the period  $  3,348  $  3,550  $  2,861
Interest cost on projected benefit obligation         4,834     4,961     5,357
Return on plan assets                                (6,806)   (3,900)  (11,706)
Net amortization and deferral                         1,184    (1,864)    6,399

        Net pension costs                          $  2,560  $  2,747  $  2,911

In 1993 the projected benefit obligation was calculated using a 7.25% weighted average discount rate. The rate of increase in compensation levels was graded by age, ranging from 9% to 2%. For 1992 and 1991, the projected benefit obligation was calculated using an 8.0% weighted average discount rate and a 7.0% rate of increase in compensation levels. The expected long-term rate of return on plan assets was 8.0% for all years.

In addition to pension benefits, the Company's subsidiaries provide certain health care and life insurance benefits to retired employees and eligible dependents. Substantially all employees become eligible for these benefits upon reaching retirement age while still employed with the Company. These benefits, along with similar benefits for active employees, are provided under a group insurance contract issued by the Company's principal subsidiary. The plan is not funded and the cost is shared between the Company and employees and retirees. In December, 1990, the Financial Accounting Standards Board (FASB), issued Statement of Financial Accounting Standard Statement No. 106 (SFAS 106) "Employers' Accounting for

ANNUAL REPORT TO SHAREHOLDERS PAGE 53

Postretirement Benefits Other than Pensions", which requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when such benefits are paid. SFAS 106 allows for two methods of implementation, companies can elect to record the cumulative effect of the accounting change as a charge to income in the year the rule is adopted, or alternatively, on a delayed basis as a part of future annual benefit cost. Effective January 1, 1993, the Company implemented, on the immediate recognition basis, SFAS 106.
The impact of adoption is the recognition of a $53,000,000 transition obligation ($35,000,000 or $2.66 per share after tax ) as a charge to earnings in the first quarter of 1993. Components of the net periodic postretirement benefits cost are detailed below (000 omitted):

                                                                  1993

     Service cost - benefits earned during the period            $1,197
     Interest cost                                                4,728
     Net periodic postretirement benefits cost                   $5,925


Prior to adoption of SFAS 106, the cost of postretirement benefits was recognized on a pay-as-you go basis by expensing the associated net premiums and was approximately $4,100,000 and $3,400,000 for 1992 and 1991, respectively, and have not been restated.

The unfunded accrued postretirement obligation for the approximately 4,400 active employees and 1,500 retirees as of December 31, 1993 which is included in other liabilities of the accompanying balance sheet, is detailed in the table below (000 omitted):

                                                                  1993

     Active employees fully eligible for benefits               $ 4,501
     Other active employees                                      18,100
     Current retirees                                            44,839
       Accumulated postretirement benefit obligation             67,440
     Unrecognized net loss                                       (7,425)
     Accrued postretirement benefit obligation                  $60,015


At December 31, 1993, the accumulated postretirement benefit obligation was calculated using a 7.25% weighted average discount rate and a 4.25% rate of increase in compensation levels. A health care inflation rate of 10.3% is assumed in 1994. The rate is expected to decrease over seven years, to an ultimate constant level of 5.5% . This rate assumption has a significant impact on the health care portion of benefits. For example, a 1% increase in this rate would have increased the accumulated postretirement benefits obligation by approximately $5,600,000 and the 1993 periodic benefits cost by $527,000.

In November, 1992, the FASB issued SFAS 112 "Employers' Accounting for Postemployment Benefits". The new statement requires that the projected cost of providing future benefits, principally salary continuation and disability related benefits, to former or inactive employees after employment but before retirement, be recognized as an expense currently instead of when paid, if the obligation is attributable to employees' services already rendered. The Statement was adopted in 1993 with no impact on profit, as $7,200,000 of compensated absences had previously been reserved by the Company.

A deferred death benefit plan is provided for selected Company officers and directors. The plan provides for specific amounts to be paid over a period of five years after death and is presently funded through the use of keyman insurance policies. The net cost to the Company was approximately $792,000, $809,000 and $1,229,000 for 1993, 1992 and 1991.


ANNUAL REPORT TO SHAREHOLDERS PAGE 54



10. COMMITMENTS AND CONTINGENT LIABILITIES

In accordance with general practice in the insurance industry, the Company's insurance subsidiaries are engaged in reinsurance transactions with other companies. At December 31, 1993 life insurance in force of $237,253,000 has been ceded to other companies. Reinsurance ceded contracts do not relieve the Company's insurance subsidiaries from their obligation to policyholders as they remain liable to their policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts. Generally, the maximum amount of insurance retained on any one life is $300,000 (lower for higher ages and special classes of risks). The largest net amount insured on any one risk in the property and casualty subsidiaries is $100,000. Automatic reinsurance agreements are in force with certain maximum limits, as well as excess of loss reinsurance agreements providing coverage against losses on any one catastrophe exceeding $4,500,000 to a maximum of $100,000,000. Reinsurance recoverable on paid and unpaid losses of the subsidiaries totaled $25,176,000, $23,682,000 and $5,645,000 for years 1993, 1992 and 1991. For the same periods, ceded premiums were $86,887,000, $64,705,000 and $18,999,000, while assumed premiums totaled $803,000, $1,115,000 and $1,284,000.  For 1993,
1992 and 1991 ceded benefits, losses and expenses totaled $68,635,000, $147,138,000 and $6,676,000, while assumed benefits, losses and expenses totaled $601,000, $688,000 and $754,000.

At December 31, 1993, reinsurance recoverables on paid and unpaid losses of $19,500,000 and prepaid reinsurance premiums of $13,800,000, were associated with a single reinsurer.

A substantial portion of the companies' field operations are conducted in leased premises, some of which require the companies to pay real estate taxes and other expenses. These leases extend for varying periods of time up to 20 years (including renewal options). Total property and equipment rentals paid for the years ending December 31, 1993, 1992 and 1991 were $3,686,000, $3,997,000 and
$4,092,000.

The future maximum annual rentals under noncancellable leases are as follows:
1994, $3,653,000; 1995, $2,639,000; 1996; $2,146,000; 1997, $1,508,000; 1998,
$798,000; 1999-2003, $2,210,000.

At December 31, 1993, there are no outstanding investment commitments.

In late 1992, a jury returned a verdict in the amount of $6,200,000 in a policy-related lawsuit against the Company's principal subsidiary, Independent Life. This verdict was conservatively reserved for in the Company's 1992 financial statements, and the Company has aggressively appealed the verdict, the final outcome of which is still pending.

In addition to that which is provided for in the financial statements, various litigation, claims and assessments have arisen, or may arise, against the Company in its activities as an insurer and employer. In certain of these matters, large and/or indeterminate amounts for punitive damages and other similar types of relief are sought. In all instances, the Company vigorously defends its position. While it is not feasible to predict or determine the ultimate outcome of these matters, it is the opinion of management that their outcome is not likely to have a material adverse effect on the Company's financial position or results of operations.


ANNUAL REPORT TO SHAREHOLDERS PAGE 55



11.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data (000 omitted except per share amounts) is presented below:

                                                 Three Months Ended



                                  March 31       June 30    Sept. 30    Dec. 31
        1993
Net premiums and other income     $102,726      $ 95,973    $ 95,852   $ 88,491
Net investment income               19,240        18,602      17,869     17,995
Realized investment gains            7,705         3,516       2,515      1,083
Costs and expenses                 133,716       118,506     108,231    114,557
Income (loss) from continuing
 operations                         (2,366)           31       5,960     (4,485)
Discontinued operations              7,494           (22)          -       (103)
Cumulative effect of change
 in accounting principles          (42,815)        2,061      (2,460)       443
Net income (loss)                  (37,687)        2,070       3,500     (4,145)

Per share:
 Income (loss) from
  continuing operations             $ (.18)         $  -       $ .45      $(.34)
 Discontinued operations               .57             -           -       (.01)
 Cumulative effect of change
  in accounting principles           (3.25)          .15        (.18)       .04

 Net income (loss)                  $(2.86)         $.15       $ .27      $(.31)

        1992
Net premiums and other income     $113,749      $114,432    $112,731   $ 96,055
Net investment income               20,730        21,269      20,833     19,236
Realized investment gains            3,129           214       8,023      3,065
Costs and expenses                 131,646       131,219     159,321    141,002
Income (loss) from
 continuing operations               4,675         4,143     (11,112)   (14,700)
Discontinued operations                486           595         488        337
Net income (loss)                    5,161         4,738     (10,624)   (14,363)

Per share:
 Income (loss) from
  continuing operations              $ .35         $ .32       $(.84)    $(1.12)
  Discontinued operations              .04           .04         .03        .03
  Net income (loss)                  $ .39         $ .36       $(.81)    $(1.09)


12.  SEGMENT INFORMATION

Presented in the table which follows (000 omitted) is the allocation of consolidated financial information to business segments as determined under the provisions of Statement of Financial Accounting Standards No. 14.

Life revenue and accident and health revenue include premiums and policy charges paid by policyholders and an allocation of net investment income. This allocation is based on the ratio of mean life and accident and health liabilities, principally policy reserves and claims payable, to total mean liabilities.

Expenses not directly identifiable to either the life or accident and health line of business are allocated on bases considered reasonable under the circumstances. Income before taxes is total revenue less all expenses.


ANNUAL REPORT TO SHAREHOLDERS PAGE 56


Only a small portion of the total assets of the subsidiary writing life insurance and accident and health insurance can be identified with the respective lines of business; consequently, most of the assets, consisting primarily of investments, are allocated on the same basis used to allocate net investment income.

The Property and Casualty reportable segment is that of subsidiaries writing property and casualty insurance, while financial information allocated to Other is that of noninsurance subsidiaries providing investment management and advisory services to the corporation. The net assets related to consumer finance operations are reported as Discontinued Operations.

                         Property    Accident
                           and         and             Discontinued
                 Life    Casualty     Health    Other   Operations    Total

        1993

Revenue         $ 256,944   $111,374  $ 99,921  $ 3,328              $  471,567
Income (loss)
 from continuing
 operations
 before taxes      23,599    (39,016)    8,407    3,567                  (3,443)
Identifiable
 assets         1,191,124    146,957   114,281   16,512               1,468,874
Amortization
 of deferred
 policy
 acquisition
 costs             24,831     19,724     5,926                           50,481
Depreciation        3,597         25       867      378                   4,867
Capital
 expenditures       2,804        152       224                            3,180

        1992

Revenue        $  253,939   $166,906   107,135  $ 5,486              $  533,466
Income (loss)
 from continuing
 operations
 before taxes      24,523    (57,336)    (661)    3,752                 (29,722)
Identifiable
 assets         1,127,000    251,684   117,105   10,417    $11,671    1,517,877
Amortization
 of deferred
 policy
 acquisition
 costs             23,235     20,944    5,864                            50,043
Depreciation        3,848         25    1,112       338                   5,323
Capital
 expenditures       3,057        152      259                             3,468


        1991

Revenue        $  256,297   $177,960 $109,735   $ 4,705              $  548,697
Income (loss)
 from continuing
 operations
 before taxes      27,259      3,816    4,150     2,719                  37,944
Identifiable
 assets         1,097,887    213,793  117,693    10,790    $10,328    1,450,491
Amortization
 of deferred
 policy
 acquisition
 costs             21,421     19,800    5,980                            47,201
Depreciation        3,835         27    1,125       338                   5,325
Capital
 expenditures       7,855        152      683                             8,690