Form 10-K, Exhibit 13
INDEPENDENT INSURANCE GROUP INC
filed 1995-03-31
CIK 319735

PAGE 19

Business Profile

Headquartered in Jacksonville, Florida, Independent Insurance Group, Inc. is a holding company with affiliates which offer life, accident/health, and property/casualty insurance products. The Company and its predecessor has a history that traces to 1920.

Representing approximately 91% of Independent Insurance Group's total assets, The Independent Life and Accident Insurance Company is recognized as a leader in the Home Service insurance industry. It offers life, accident and health products to individuals, while property and casualty operations are handled primarily through the Independent Property & Casualty Insurance Company and affiliates. The functions provided through nonisurance affiliated subsidiary companies include investment management and advisory services to the corporate group.

The insurance coverages offered are typical of those of the industry in general. Life, accident and health, and property and casualty insurance products are marketed by the Company through its Home Service career agents. Life insurance premiums comprised 62% of total premium income for 1994 while property and casualty, and accident and health contributed 17% and 21%. The primary marketing area for insurance operations is in the Southeastern United States with approximately 70% of premium income being derived from the states of Florida, Georgia, South Carolina and Alabama.

Insurance is a highly competitive industry. The life company and the property and casualty companies compete with a significant number of other companies, some of which are larger and have a wider distribution of sales agencies. At the end of 1993, there were over 2,500 insurance companies qualified in the United States and Canada and, at that time, the Company was ranked 175th in total premium income. The Company does not believe that its competitive position in the industry has changed significantly during 1994.

The Company owns and occupies a 37-story home office building, 37% of which is leased to outside tenants, located on three acres in Jacksonville, Florida, and conducts field operations from 131 district offices, 42 of which are Company owned. Approximately 2,300 agents, 500 sales managers and 1,200 persons in supervisory, administrative and other positions are employed in both the district offices and the Company's home office.

PAGE 20

CORPORATE MISSION

Our corporate mission is to conduct Independent's affairs in such a way as to insure its financial stability and controlled growth while generating acceptable returns to its shareholders. It is our intent to provide a variety of insurance products and related services to meet the security needs of our selected marketplace and to maintain a positive relationship with our customers. Recognizing our employees as the Company's most valuable resource, we shall continue to provide them meaningful employment, career opportunities, competitive benefits and a superior working environment. Independent will continue to demonstrate the highest level of integrity and fairness to our customers, employees and community, in every aspect of corporate activity.

DIVIDENDS AND MARKET PRICE OF STOCK

The following table shows the quarterly dividends to shareholders of the Company's voting and nonvoting common stock and the market range of bid prices of the nonvoting common stock during the last two years. The nonvoting common stock is traded in the NASDAQ Stock Market and is part of the NASDAQ National Market System. The bid prices were obtained from the National Quotation Bureau Incorporated. The voting common stock is closely held and there is no public market.

				  Market Price Range       Dividends
 1994                               High      Low             Paid

First Quarter                     $16 3/4     $15             $.06
Second Quarter                     16 1/4      14              .06
Third Quarter                      14 3/4      13 1/2          .06
Fourth Quarter                     13 3/4       9 3/4          .06

	1993
First Quarter                     $18         $15 1/4         $.06
Second Quarter                     18 1/4      13 3/4          .06
Third Quarter                      17 1/2      13 3/4          .06
Fourth Quarter                     17          14              .06

There are no known restrictions on the Company's ability to pay dividends other than as described in Note 7 of Notes to Consolidated Financial Statements. The Company also expects to continue paying dividends in the future.

There were approximately 1,200 registered shareholders of the Company's nonvoting common stock and approximately 100 registered shareholders of the Company's voting common stock based on the number of record holders as of December 31, 1994.

SELECTED FINANCIAL DATA
(000 Omitted Except Per Share Amounts)

                           				   1994          1993        1992         1991

Revenue and Earnings
  Life premiums (1)           $  167,385    $  177,102  $  174,100  $  175,800
  Property and casualty premiums  45,677       100,136     151,482     164,085
  Accident and health premiums    58,520        94,441     101,426     103,950
                     			      ----------    ----------  ----------  ----------
  Premium income                 271,582       371,679     427,008     443,835
  Realized investment
    gains (losses) (2)             4,352        14,819      14,431       5,444
  Net investment income           68,518        73,706      82,068      88,933
  Total revenue                  354,741       471,567     533,466     548,697
  Costs and expenses (1) (4)     338,991       475,010     563,188     510,753
  Income (loss) from
   continuing operations          11,110          (860)    (16,994)     26,972
  Income (loss) from
   discontinued operations             -           465       1,906       1,670
  Gain on disposition of
   discontinued operations             -         6,904          -           -
  Income (loss) before
   cumulative effect of change
   in accounting principles       11,110         6,509     (15,088)     28,642
  Cumulative effect of change
   in accounting principles           -        (42,771)         -           -
  Net income (loss)(1)(2)(3)(4)   11,110       (36,262)    (15,088)     28,642

Financial Position
  Asset                       $1,363,764    $1,478,005  $1,517,877  $1,450,491
  Investments                  1,019,547     1,091,767   1,118,446   1,096,097
  Accounts and notes receivable    6,145        11,833      12,842      13,727
  Short-term notes payable         5,300         3,000       8,000       2,162
  Long-term notes payable          2,200         3,800          -          185
  Shareholders' equity           267,258       315,922     341,706     367,984
  Unrealized gains (losses)
   on debt securities - gross    (46,735)       38,910      11,224      28,127
  Unrealized gains (losses) on
   equity securities - gross      11,693        12,246      17,611      17,226

Per Share Data
  Income (loss) from continuing
    operations                 $     .84   $      (.07)   $  (1.29)  $    2.05
  Income (loss) from
    discontinued operations          -             .56         .14         .13
  Income (loss) before
   cumulative effect of change
   in accounting principles          .84          (.49)      (1.15)       2.18
  Cumulative effect of change
   in accounting principles          -           (3.24)          -           -
  Net income (loss)(1)(2)(3)(4)      .84         (2.75)      (1.15)       2.18
  Realized investment gains
   (losses), net of tax              .21           .73         .75         .25
  Book value                       20.30         24.00       25.96       27.95
  Book value - SFAS No. 115        (3.26)         1.32          -           -
  Dividends                          .24           .24         .88         .87

Other Data
  Life insurance in force     $7,320,622    $7,735,483  $7,723,334  $7,397,418
  Average shares outstanding      13,165        13,165      13,165      13,165
  Property and casualty
   combined ratio                 119.6%        168.6%      147.5%      105.9%

(1) Data presented for years prior to 1989 have not been restated as a result of the adoption of SFAS No. 97 in 1989.
(2) Year 1985 includes unusual realized capital losses of $(12,118) or $(.83) per share.
(3) Year 1984 includes nonrecurring deferred tax adjustment of $19,218 or $1.30 per share.
(4) Year 1993 costs and expenses include a restructuring charge of $23,000, impacting after tax net loss by $(14,950) or $(1.14) per share.

     1990        1989      1988       1987       1986       1985       1984

$  171,800 $  164,157 $  178,584 $  176,968 $  167,324 $  168,280 $  165,627
   159,563    159,265    146,589    110,576     99,057     81,543     71,116
   107,648     89,718     89,536     83,790     85,968     96,080    109,603
---------- ---------- ---------- ---------- ---------- ---------- ----------
   439,011    413,140    414,709    371,334    352,349    345,903    346,346

       480     (1,480)       (20)       155      2,750    (12,586)       218
    87,302     78,692     72,727     70,758     71,650     68,956     63,539
   540,212    499,621    487,876    443,522    427,509    415,665    409,920
   498,228    463,044    453,484    402,094    386,379    377,235    363,246

    29,658     28,018     26,454     28,902     30,694     15,973     32,072

     1,369      1,288       (159)       409        392       (244)       640

       	-          -          -          -          -          -          -


    31,027     29,306     26,295     29,311     31,086     15,729     32,712

       -        1,113         -          -          -          -      19,218
    31,027     30,419     26,295     29,311     31,086     15,729     51,930


$1,399,383 $1,309,760 $1,223,717 $1,170,816 $1,157,516 $1,109,158 $1,020,514
 1,050,323    982,714    923,126    862,553    844,268    812,090    746,950
    12,418     19,492      8,812     10,165     14,998     16,846     10,559
     7,862      2,162      2,162      2,162      2,162      2,162         -
     2,347      6,609     10,870     15,132     22,176     31,338         -
   341,646    330,425    302,312    284,958    295,225    267,578    249,875

     9,894     11,887     (3,029)    10,776     31,581       (693)   (50,796)

     3,407     12,730        315     (2,993)     9,564     (1,167)   (13,285)



    $ 2.24     $ 2.10     $ 1.97     $ 2.02     $ 2.09     $ 1.09     $ 2.18

       .10        .10       (.01)       .03        .03       (.02)       .05


      2.34       2.20       1.96       2.05       2.12       1.07       2.23

       	-          -          -          -          -          -          -
      2.34       2.28       1.96       2.05       2.12       1.07       3.53

       .02       (.05)        -         .01        .19       (.85)       .01
     25.95      24.82      22.71      21.19      20.21      18.20      17.00
       	-          -          -          -          -          -          -
       .83        .79        .76        .75        .71        .69        .66


$7,256,896 $6,700,887 $6,290,166 $6,157,497 $5,966,870 $5,882,599 $5,889,926
    13,281     13,316     13,383     14,316     14,678     14,702     14,704

    102.9%     109.4%      99.7%      96.8%     102.6%     106.0%      99.7%

Management's Discussion and Analysis of
Financial Condition and Results of Operation

Liquidity and Capital Resources

The capital resources of Independent Insurance Group, Inc. (the "Company") are dependent upon the ability of its subsidiaries to pay dividends to the Company and upon payments received in accordance with income tax consolidation agreements with its subsidiaries. Restrictions on the Company's subsidiaries to pay dividends (see Notes 7 and 8 of Notes to Consolidated Financial Statements) have not affected the ability of the Company to meet its financial obligations in the past, nor do we expect them to in the future. There are no significant variations or trends in the Company's capital resources other than profitability of operations and the 1993 sale of its consumer finance subsidiary. Proceeds from the sale were primarily used to further capitalize the Home Service property and casualty subsidiary, Independent Property and Casualty Insurance Company (IP & C), and to extinguish debt.

Company cash requirements in 1995 for anticipated dividends to shareholders, debt service, and all other operating expenses are expected to be $5,200,000. Anticipated dividends from the non-insurance subsidiaries, combined with parent company investment income and cash on hand, are adequate to meet these obligations. Management believes that funds generated from operations will be adequate to enable its companies to meet all anticipated cash requirements. Although we have adopted a program to repurchase our nonvoting shares when certain parameters are met, we have not purchased any shares since 1990. Any purchases in 1995 will depend on the availability of funds and market conditions.

If the parent company needs additional funding for any reason, it will be dependent upon external financing or the ability of its life insurance subsidiary to distribute dividends. Under current Florida laws, the life insurance subsidiary could dividend approximately $9,900,000 to its parent in 1995. In order to maintain the parent company dividend at its current $.24 per share and to maintain the life subsidiary's statutory capital and surplus at its current $101,000,000, it will be necessary for the life subsidiary to statutorily earn approximately $12,000,000 in 1995 and 1996.

The Company's life insurance subsidiary's statutory earnings for the last three years were:

         	     1994              1993                1992

          	 $6,000,000        $16,300,000          $2,100,000

During 1992, $10,000,000 was invested by our life insurance subsidiary in our property and casualty companies as a result of Hurricane Andrew. To foster growth of IP & C, in 1993 the Company contributed $8,500,000 in capital and $3,000,000 in 1994. Unless regulatory, rating or licensing requirements make it necessary, management does not anticipate any contributions of capital to subsidiaries during 1995. Total debt outstanding at December 31, 1994 consists of a $3,000,000 short-term note and a $3,000,000 term loan. The Company has committed $1,100,000 for debt service on these loans in 1995. Bank credit lines for the Company and its subsidiaries at December 31, 1994 were $24,000,000 of which $1,500,000 was utilized. These lines of credit are used primarily to assist in cash flow planning, but are available at all times for any corporate purpose. The Company anticipates that it will continue to maintain total lines of credit of approximately $20,000,000 into the future. The Company's cash requirements in 1995 will decline compared to the prior three years, as reflected in the table presented below.

PAGE 28
             				   Parent Company Cash Requirements
			          (Exclusive of Income Tax and Expense Allocation)
					                    (000 Omitted)

			                            	Projected     Actual    Actual    Actual
				                               1995        1994     1993       1992

Dividends to shareholders        $3,200       $3,200   $ 3,200    $11,600
Debt service                      1,100        1,300     1,200      5,800
Subsidiary capital contribution      -         3,000     8,500      2,150
Other expenses                      900          900       750        900
                            				 ------       ------    -------   -------
   Total                         $5,200       $8,400    $13,650   $20,450
                            				 ======       ======    =======   =======

		                   		     Parent Company Funding Sources
			                (Exclusive of Income Tax and Expense Allocations)
					                             (000 Omitted)

                    			        Projected     Actual      Actual      Actual
			                            	 1995         1994        1993        1992


Cash on hand                    $1,600      $ 3,100    $     -       $   -
Life subsidiary dividends           -         6,000          -        4,500
Non-life subsidiary dividends    1,900        1,900       2,300       3,700
After-tax proceeds from sale of
    consumer finance subsidiary     -            -       14,400          -
Investment income                1,200        1,300       1,300       1,400
Other sources                    1,000        1,300       1,300       1,100
                            				------      -------     -------     -------
   Total                        $5,700      $13,600     $19,300     $10,700
		                            		======      =======     =======     =======

The Company's life insurance subsidiary is able to accumulate funds as a result of the receipt and investment of premium revenues prior to the settlement of insurance policy obligations. Investments with varying maturities are selected to meet these obligations. Long-term investments, selected primarily to satisfy long-term policy obligations, are generally held to maturity so interim market fluctuations present no liquidity concerns. However, in recent years, securities have been sold on a regular basis to offset accumulated capital gains and losses, to realize a gain that was expected to erode in the future or to vary the average maturity of our bond portfolio. During late 1992 and early 1993, our property and casualty insurance subsidiaries sold approximately $80,000,000 of securities, mostly to provide cash to pay Hurricane Andrew claims. The property and casualty subsidiaries will have to sell securities as claims are settled on non-Home Service policies and, depending on economic conditions at the times of the sales, may incur capital losses.

In 1994, the Company's insurance subsidiaries invested primarily in intermediate-term investments due to the structure of the yield curve and to assure proper matching of assets and liabilities. Approximately 16% of new debt securities purchased were in mortgage-backed securities. The remainder was invested in corporate issues and to a lesser extent in U.S. Treasury obligations. Holdings of municipal securities were decreased in 1994 due to changing tax considerations. As of December 31, 1994, more than 94% of the Company's bond portfolio was rated 1, the highest quality category by the National Association of Insurance Commissioners (NAIC). The investment grade securities ratings of AAA through A- as rated by Standard and Poor's Corporation make up the NAIC 1 rating. Investment grade securities are deemed to be associated with superior debt paying ability. Investments in high-yield, high-risk securities (comparable to being rated below BBB- by Standard and Poor's Corporation) are insignificant.

The mortgage loan portfolio is composed primarily of commercial mortgages concentrated in small office buildings, office/warehouse buildings, and retail buildings throughout the Southeastern United States. Mortgage loans in Florida, our largest state, exceed $60,000,000 or approximately 42% of our entire portfolio. Reentering the mortgage lending market is expected to be done in 1995. The table below shows the year-end portfolio, losses, and delinquency rates since 1991 (000 omitted):

                      			     1994        1993        1992         1991

Mortgage loans             $144,000    $166,000    $206,000     $252,000
Losses from foreclosures
   and write-downs            1,400       2,300       2,100        5,100
Delinquency rate
 (over 90 days)               1.53%       2.30%        3.24%       3.29%

Management does not anticipate any material losses on mortgages or real estate in 1995. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", is effective in 1995 and will have no noticeable impact on net income of the Company. It will entail recording bad debt expense on any impaired loans, compared with currently recording a realized loss.

The Company's life insurance subsidiary writes covered call options on a regular basis to reduce cost and market exposure, while increasing current income on $31,000,000 of common stock and $15,000,000 of common stock indexes. The Subsidiary does not use these common stock or common stock index options (derivative investments) to increase or leverage its exposure to the market and has no significant risks related to derivative investments.

Results of Operations

Net income for 1994 was $11.1 million, or $.84 per share. By comparison, the consolidated companies reported a net loss of $36.3 million, or $2.75 per share in 1993. Results for 1993 include unusual losses from restructure charges and the cumulative effect of change in accounting principles. Also included in 1993 were gains on the disposition of discontinued operations. Results in 1994 reflect lower net investment income, which has been common in the industry. Results in 1994 also reflect the higher cost of litigation in Alabama. This state has received national attention for its excessive punitive damage awards that have negatively impacted much of the business industry which operates there. As a result of exiting all non-Home Service lines of business over the last two years, decreases are reflected in revenues, benefits and expenses between comparable periods.

Presented in the four tables below is historical information that depicts our premium income by major segments and lines of business. Due to the following reasons, these historical amounts are not comparable and cannot readily assist in predicting trends. They are valuable, however, in depicting the effect of these corporate actions:

  During 1992, the insurance subsidiaries entered into reinsurance treaties on its existing block of non-Home Service auto and credit property business;

  Starting in 1993, the insurance subsidiaries began to wind down all non-Home Service property and casualty operations. At December 31, 1994, the wind-down was virtually completed;

  At December 31, 1993, the insurance subsidiaries ceased issuing group life and accident and health business;

  Effective January 1, 1994, the insurance subsidiaries 100% reinsured all new credit life and accident and health business written.

        			       Premium Income Distribution by Segment

                     			      1994      1993     1992    1991    1990

Life                          61.6%     47.7%    40.8%    39.6%   39.2%
Property and casualty         16.8      26.9     35.5     37.0    36.3
Accident and health           21.6      25.4     23.7     23.4    24.5


                 				    Life Premiums Collected
				                      	 (000 Omitted)

                    			 1994        1993       1992       1991       1990

Individual life       $170,504    $164,013    $162,631   $160,131   $164,031
Group and Credit life   (2,221)      9,715       9,397      4,785      4,018
              		      --------    --------    --------    --------  --------
   Total              $168,283    $173,728    $172,028   $164,916   $168,049
		                    ========    ========    ========    ========  ========


           			      Accident and Health Premiums Collected
			                      		  (000 Omitted)

                   			  1994      1993       1992      1991       1990
Individual accident
  and health           $55,606    $61,197   $ 61,966   $ 66,720   $ 73,674
Group accident
 and health              5,478     26,588     32,655     33,314     30,742
Credit accident
 and health             (2,485)     6,873      7,315      3,979      3,292
		                     -------    -------   --------   --------   --------
   Total               $58,599    $94,658   $101,936   $104,013   $107,708
              		       =======    =======   ========   ========   ========

             			      Property and Casualty Earned Premiums
					                             (000 Omitted)

                    			1994        1993      1992       1991       1990

Homeowners          $  1,967    $ 25,569   $ 50,654   $ 52,634   $ 51,294
Credit property         (280)      6,328     23,836     28,164     32,458
Automobile             1,621      10,385     21,962     29,486     24,243
Home Service          37,584      34,093     29,517     26,471     23,303
Other                  4,785      23,761     25,513     27,330     28,265
	              	     -------    --------   --------   --------   --------
   Total             $45,677    $100,136   $151,482   $164,085   $159,563
	              	     =======    ========   ========   ========   ========

The remaining active lines of business are all Home-Service produced. Presented below is a five-year history of Home Service premiums collected or written by major segment:


                				    Home Service Cash Basis Premiums
					                           (000 Omitted)

                    			  1994        1993        1992       1991      1990

Individual life        $169,323    $162,771    $161,250   $158,104   $161,944
Individual accident
  and health             55,372      60,942      61,686     66,412     73,336
Property and casualt     41,615      38,245      34,463     27,741     23,904
	              	       --------    --------    --------   --------   --------
   Total               $266,310    $261,958    $257,399   $252,257   $259,184
		                     ========    ========    ========   ========   ========


            			 Home Service Premium Distribution by Segment

                     			  1994      1993      1992     1991     1990

Individual life           63.6%     62.1%     62.6%    62.6%    62.5%
Individual accident
  and health              20.8      23.3      24.0     26.3      28.3
Property and casualty     15.6      14.6      13.4     11.1       9.2


As shown in the above tables, the compound annual growth rate for the total of all Home Service lines is under 1%. Life premiums have grown slightly; accident and health premiums are down 24% during the 5-year period, while property and casualty premiums have increased 74%. The Company has introduced new accident and health products to the portfolio and expect accident and health premium income to remain about the same in 1995 as it is in 1994. Management anticipates life premiums to remain approximately the same. Property and casualty premiums should increase in excess of 10%, aided by the introduction of a non-standard auto insurance product in some states in 1994. The mixture of product lines in the future should not change appreciably from the past, but accident and health and property and casualty premiums should increase their shares and life premiums should correspondingly decrease its market share.

The following table presents the ratio of incurred benefits and reserve increases to earned premiums for Home Service lines of business for the period 1990 through 1994:

                     			1994       1993     1992     1991     1990

Life                    50.5%      48.6%    52.6%    51.1%    56.2%
Accident and health     25.8       27.5     29.1     27.7     32.4
Property and casualty   51.9       54.4     61.6     55.8     53.2

    Total               45.5       44.5     48.0     45.5     44.1

The ratio for the life and accident and health lines of business has trended modestly downward during the period while the ratio for property and casualty has remained fairly constant except in 1992 when it increased due to higher than usual benefits related to Hurricane Andrew. For 1995, management does not expect these ratios to vary significantly from those reported in 1994.

Presented below is a table depicting the Home Service commission-to-premium ratio for five years:

                     			 1994       1993      1992       1991     1990

Life and health          29.2%      31.5%     30.8%      30.3%     31.0%
Property and casualty    22.4       22.8      27.1       27.5      28.0

   Total                 28.0       30.2      30.3       30.0      30.7

The decrease in the property and casualty commission ratio is due primarily to a commission contract change in 1992. The increase in life and health commissions in 1993, and the subsequent decrease in 1994, was mostly due to a special sales program near the end of 1993 in which the Company paid out production commissions for one special sales program more rapidly than the commission contracts required, and secondarily from several contract changes made at various times in 1993. Other than variations from production, management anticipates the commission-to-premium relationships to remain approximately the same in 1995. During 1994, over 250 subsidized agencies were consolidated into larger agencies.

Variations in net investment income growth have been caused by wide fluctuations in interest rates, the reduction in assets from the payment of catastrophe losses plus the wind-down of our property and casualty lines. Variations have also been caused by the substantial reduction in our mortgage loan portfolio where no new mortgage loans have been made since the middle of 1990, except for restructurings on sales of foreclosed properties or on our field offices. Additionally, as interest rates declined, proceeds from significant sales of securities and from prepayments on mortgage loans, mortgage-backed securities and corporate bonds were reinvested at lower rates. As interest rates increased throughout 1994, our cash flow was lower than in prior years due to the wind-down and insignificant premium growth in the life insurance subsidiary. If interest rates remain stable, management expects net investment income to increase in 1995. Approximately 90% of all gross investment income is derived from interest bearing investments with an overall average duration of under eight years. The table below presents a five year history of net investment income and net realized investment gains (000 omitted):

                     			  1994       1993      1992      1991      1990

Net investment income   $68,518    $73,706   $82,068   $88,933   $87,302
Net realized gains        4,352     14,418    14,431     5,444       480
                     			-------    -------   -------   -------   -------
    Total               $72,870    $88,124   $96,499   $94,377   $87,782
                     			=======    =======   =======   =======   =======

Total general expenses have declined every year since 1991:

      	1994              1993                  1992               1991

   $101,000,000       $115,000,000         $119,000,000        $121,000,000

Salary and employee benefits account for approximately one-half of general expenses during the entire period. During 1994, more than 150 additional positions were eliminated in the Home Office due to the property and casualty wind-down, the exiting of our group and credit insurance lines and a general reorganization.

In 1994, there were no adoptions of new Statements of Financial Accounting Standards (SFAS) that impacted net income or shareholders' equity. In 1993, the Company adopted the provisions of five newly required SFAS.

The Company implemented SFAS No. 109, "Accounting for Income Taxes", during 1993. As permitted, the financial statements prior to 1993 were not restated with the cumulative impact of the adoption being charged to 1993 earnings.
The charge was approximately $5,300,000, exclusive of the deferred tax benefit recognized as the result of also adopting SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The deferred tax benefit recognized for the adoption of SFAS No. 106 was $18,000,000. The change in the corporate tax rate effective for 1993 had an insignificant net impact on the 1993 results of operations.

Primarily as a result of Hurricane Andrew in 1992, the Company's property and casualty subsidiaries sustained significant taxable losses for 1992 as well as 1993. As required by applicable income tax regulations, the 1992 taxable losses were carried back to earlier profitable years with approximately $10,000,000 of income tax refunds being received in 1994. Portions of the remaining 1992 losses as well as the 1993 losses have been utilized in the 1993 and 1994 consolidated income tax return calculations. Management anticipates that we will be able to fully utilize the remaining $13,000,000 of taxable net operating loss carryforwards that remain at the end of 1994 in our consolidated return within the allowable carryforward periods.

At December 31, 1994, the Company has a net deferred tax asset of $20,700,000. This amount represents net deferred tax assets related to operations of $18,800,000 and deferred tax assets relating to unrealized investment losses of $11,600,000. The Company established a valuation allowance of $9,700,000 during 1994 for the unrealized losses on investment securities which are carried as a component of shareholders' equity and valued at market value.
The valuation allowance was established due to the uncertainty of the Company's ability to fully utilize the investment losses. The net deferred tax assets related to operations are expected to be realized against future taxable income of Independent Life which has historically generated substantial amounts of taxable income. A continuation of the present level of reported earnings are sufficient for the realization of the operations-related net deferred tax assets and, acccordingly, a valuation allowance has not been established for the operations-related net deferred tax asset.

The Internal Revenue Service has notified the Company of its intention to commence an examination of the Company's Federal income tax returns for taxable years 1992 and 1993. They have previously examined our Federal income tax returns through 1990 with all resulting deficiencies and refunds being settled. The Company believes that its accruals for income taxes continue to be adequate and that the result of any examination will not have a materially adverse effect.

In 1990, the Financial Accounting Standards Board issued SFAS No. 106, requiring the projected future costs of providing postretirement benefits, such as health care and life insurance, to be recognized as an expense as employees render service instead of when the benefits are paid. The Company adopted SFAS No. 106 in the first quarter 1993. The cumulative pretax effect of this change was $53,000,000.

In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits". This new rule requires projecting the cost of providing future benefits, principally salary continuation and disability-related benefits, to former or inactive employees after employment but prior to retirement. The Company has certain benefits, primarily health care, that would be subject to the Statement's guidelines, but the impact on our financial statements has been minimal as the Company had previously reserved $7,200,000 for such benefits.

In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which was adopted in 1993, the debt securities portfolios have been segregated between "available for sale" and "held to maturity". The "available for sale" category is reported at fair value in 1993 and 1994, with unrealized gains and losses reported as a separate component of shareholders' equity. The "held to maturity" category comprises U.S. Treasury and Government securities and private placements and represents 7% of the investment portfolio. If interest rates vary by 1%, the unrealized gains in the debt securities portfolio would increase or decrease by approximately $37,000,000. The application of SFAS No. 115 increased the value of our bond portfolio $28,900,000 at December 31, 1993 and decreased our portfolio by $48,600,000 at December 31, 1994.

In 1993, the Company changed its method of accounting for retrospectively-rated reinsurance contracts based upon the Emerging Issues Task Force Issue 93-6. The cumulative pretax effect of adopting the change in the third quarter of 1993 was a charge of $3,800,000.

The adoption of SFAS No. 106, SFAS No. 109, SFAS No. 112 and SFAS No. 113 did not affect the Company's liquidity or cash flows.

As a result of recent catastrophe losses incurred, dramatically increased reinsurance costs and concerns about future profitability of property and casualty operations, management decided in 1993 to withdraw from all non-Home Service property and casualty lines of business. Home Service products are considered to be less vulnerable to cyclical forces and catastrophe exposures than are other segments of the property and casualty business.

The withdrawal was implemented in 1993 by ceasing to issue new non-Home Service property and casualty business and not reissuing renewal policies. In Florida, the Company transferred the residential property lines of business to the Florida Residential Property and Casualty Joint Underwriting Association (FRPCJUA). A $23,000,000 pretax restructuring charge was recorded in 1993 to provide for the costs of withdrawal from the non-Home Service lines. The restructuring charge is comprised of the following (000 omitted):

                                                        								   Remaining
                            				    Initial      Costs to Date    Restructure
                            				  Restructure   Charged Against    Liability
	                            			   Liability       Liability        12/31/94

Write-down of nonrecoverable
 deferred policy acquisition costs  $ 7,700        $ 7,700          $    -
Costs incurred related to
 transfer of Florida homeowners
 business to Joint Underwriting
 Assoc.                               4,800          4,800               -
Guaranty Association costs            4,100            700            3,400
Increased claims due
 to antiselection                     3,400          2,500              900
Employee severance program            1,200          1,200               -
Credit insurance termination costs    1,800          1,800               -
                            				    -------        -------           ------
Total                               $23,000        $18,700           $4,300
				                                =======        =======           ======

Of the $23,000,000 restructuring liability recorded in 1993, approximately $8,000,000 involved non cash charges and $15,000,000 represented future cash expenditures. Future estimated cash expenditures at December 31, 1994 are $4,300,000 and represent primarily the Florida Insurance Guaranty Association assessments estimated through 1998. These assessments are all in connection with Hurricane Andrew. Of the $18,700,000 of costs to date charged against the liability, $3,000,000 were in 1994 and $15,700,000 were in 1993.

The Company's insurance subsidiaries prepare financial statements in accordance with accounting practices prescribed by the Florida Insurance Department. Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws and regulations. In some instances, states permit the use of accounting practices that are not prescribed. The insurance subsidiaries financial statements reflect prescribed accounting practices only.

A commonly used source to provide additional statutory surplus needs is reinsurance, and the property and casualty subsidiaries utilized reinsurance to increase their surplus in 1992 and 1993. All statutory surplus treaties were eliminated in 1994 except for a small amount on credit insurance.

In prior years, management has diligently attempted to control the growth in general expenses. In 1993 and 1994, there has been a total reduction of over 300 home office employees. Despite the reduction in expenses, management is aware that its short and longer term financial well-being is dependent upon its ability to increase its revenue. Management remains focused on that primary issue.

PAGE 37

               			    Consolidated Balance Sheets
		                  ---------------------------------
                                        		  			      December 31
                                         						   1994         1993
                                          					     (000 Omitted)

Assets
Investments:
  Debt securities-available for sale         $   603,421     $  676,754

  Debt securities-held to maturity                51,048         53,289

  Equity securities                              156,596        139,491

  Mortgage loans                                 143,677        165,652

  Real estate                                     17,110         17,589

  Policy loans                                    33,967         33,065

  Short-term investments                          13,728          5,927

Cash                                              10,533         13,451

Accrued Investment Income                         13,521         13,079

Accounts and Notes Receivable                      6,145         11,833

Reinsurance Recoverable                           26,290         58,405

Property and Equipment, Net:

  Land and buildings                              39,019         40,798

  Furniture and equipment                          6,751          8,522

Deferred Policy Acquisition Costs                195,053        196,720

Income Taxes                                      15,790          9,131

Other Assets                                      31,115         34,299
                                   					      ----------     ----------
                     			  Total               $1,363,764     $1,478,005
                                   					      ==========     ==========

See Notes to Consolidated Financial Statements.

PAGE 38

                                               							December 31
                                          						    1994        1993
                                         						       (000 Omitted)

                Liabilities and Shareholders' Equity

Policy Reserves:
  Life                                           $ 735,668    $  736,103
  Accident and health                               51,929        53,329

Policyholders' Funds                               103,771        99,849

Claims Payable                                      50,404        70,530

Unearned Premiums                                   23,452        41,844

Notes Payable                                        7,500         6,800

Postretirement and Postemployment Benefits          70,501        67,255

Accrued Expenses and Other Liabilities              53,281        86,373
                                          						----------    ----------
      Total liabilities                          1,096,506     1,162,083
                                          						----------    ----------
Shareholders' Equity:

    Voting common stock, $1.00 par value -
    7,500 shares authorized; 5,725 and 6,100
    shares issued                                   5,725         6,100

    Nonvoting common stock, $1.00 par value -
    15,000 shares authorized; 8,981 and 8,606
    shares issued                                   8,981         8,606

Additional  paid-in capital                         6,378         6,378
Net unrealized gain (loss) on debt securities
    available for sale and equity securities      (31,222)       25,393
Retained earnings                                 301,947       293,996
Treasury stock:
Nonvoting common stock, 1,542 shares              (24,551)     (24,551)
                                   	 				       ----------    ----------
      Total shareholders' equity                  267,258       315,922
                                    					       ----------    ----------
		                     	Total                  $1,363,764    $1,478,005
                                   					       ==========    ==========
PAGE 39

            		      Consolidated Statements of Operations
	                 ------------------------------------------

                                  					      Years Ended December 31
                                   					    1994       1993       1992
						                                            (000 Omitted)

Revenues
  Insurance premiums:
    Life                                 $167,385    $177,102    $174,100
    Property and casualty                  45,677     100,136     151,482
    Accident and health                    58,520      94,441     101,426
  Net investment income                    68,518      73,706      82,068
  Realized investment gains                 4,352      14,819      14,431
  Other income                             10,289      11,363       9,959
                                   					  -------     -------     -------
       	Total                             354,741     471,567     533,466
                                   					  -------     -------     -------
Costs and Expenses:
  Policy  benefits:
    Life                                   90,663      90,787      91,788
    Property and casualty                  26,384      77,282     150,962
    Accident and health                    21,122      37,327      40,091
  Policy reserve increase (decrease)       (6,171)      8,432      15,604
  Amortization of deferred policy
    acquisition costs                      44,116      50,481      50,043
  Deferral of policy acquisition costs    (33,218)    (50,446)    (58,338)
  Commissions                              67,342      95,431     120,773
  General expenses                        100,830     114,570     118,893
  Taxes, licenses and fees                 19,161      24,513      25,169
  Other operating expenses                  8,762       3,633       8,203
    Restructuring charge                       -       23,000          -
					                                     -------     -------     -------
       Total                              338,991     475,010     563,188
                                   					  -------     -------     -------
Income (Loss) from Continuing Operations
Before Income Taxes                        15,750      (3,443)    (29,722)
                                   					  -------     -------     -------
Provision (Credit) for Income Taxes:
  Current                                   8,094       3,174      (1,379)
  Deferred                                 (3,454)     (5,757)    (11,349)
                                   					  -------     -------     -------
       Total                                4,640      (2,583)    (12,728)
                                   					  -------     -------     -------
Income (Loss) from Continuing Operations   11,110        (860)    (16,994)

Income from Discontinued Operations
  (Net of Taxes)                               -          465       1,906
Gain on Disposition of Discontinued
  Operations (Net of Taxes)                    -        6,904          -

Income (Loss) Before Cumulative Effect of
Change in Accounting Principles            11,110       6,509     (15,088)
Cumulative Effect of Change in Accounting
Principles                                     -      (42,771)         -
                                   					  -------     -------     -------
Net Income (Loss)                        $ 11,110    $(36,262)   $(15,088)

Net Income (Loss) Per Share:
  Income (Loss) from continuing operations   $.84     $  (.07)     $(1.29)
  Income and gain from discontinued
    operations                                 -          .56         .14
                                   					    -----      ------       -----
  Income (Loss) before cumulative effect of
    change in accounting principles           .84         .49       (1.15)
  Cumulative effect of change in accounting
    principles                                 -        (3.24)          -
                                   					    -----      ------       ------
  Net Income (Loss)                          $.84      $(2.75)      $(1.15)
                                   					    =====      ======       ======


See Notes to Consolidated Financial Statements.

           		       Consolidated Statements of Cash Flows
		                -----------------------------------------

                                 					        Years Ended December 31
					                                      1994         1993        1992
						                                             (000 Omitted)

Operating Activities:
Net income (loss)                       $ 11,110     $ (36,262)    $ (15,088)
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Change in -
   Accrued policy reserves and benefits  (63,162)      (34,234)       38,808
   Accounts receivable and unearned
   premiums                                9,486       (36,144)      (10,459)
   Other assets and other liabilities     25,301        (8,789)       29,703
   Accrued and unearned investment income   (445)         (512)       (1,678)
   Liability for income taxes              8,907        (8,675)      (21,309)
  Amortization of policy
    acquisition costs                     44,116        50,481        50,043
  Deferral of policy acquisition costs   (33,218)      (50,446)      (58,338)
  Depreciation of property and equipment   4,533         4,867         5,323
  Purchase of property and equipment        (982)         (958)       (1,899)
  Restructuring charge                        -         15,805            -
  Gain from discontinued operations
    (net of taxes)                            -         (6,904)           -
  Cumulative effect of change in accounting
    principles (net of taxes)                 -         42,771            -
  Realized investment gains               (4,352)      (14,819)      (14,431)
                                   					--------       -------       -------
  Net cash provided (used) by
    operating activities                   1,294       (83,819)          675
                                   					--------       -------       -------
Investing Activities:
  Sales, maturities or payments from
    investment and loans                 299,972       605,765       934,955
  Purchases of investments and
    loans granted                       (305,647)     (542,555)     (938,794)
  Proceeds from sale of
    discontinued operations                   -         22,573             -
                             			       ---------      --------      --------
	  Net cash provided (used)
	    by investing activities              (5,675)       85,783        (3,839)
                            				       ---------      --------      --------
Financing Activities:
  Additions to notes payable              11,500         6,900        13,092
  Reductions in notes payable            (10,800)       (8,100)       (7,439)
  Receipts credited to policyholders'
    funds                                 23,843        25,022        27,110
  Return of policyholders' funds         (19,921)      (17,172)      (19,557)
  Dividends to shareholders               (3,159)       (3,159)      (11,584)
                            				       ---------      --------      --------
	  Net cash provided by
	    financing activities                  1,463         3,491         1,622
                            				       ---------      --------      --------
Increase (Decrease) in Cash               (2,918)        5,455        (1,542)

Cash, Beginning of Year                   13,451         7,996         9,538
                                   					--------     ---------     ---------
Cash, End of Year                       $ 10,533     $  13,451     $   7,996
                                   					========     =========     =========
Noncash Investing and Financing
  Activities:
  Real estate acquired in
    satisfaction of debt                $  4,599     $   4,844     $   9,993
                                   					========     =========     =========

See Notes to Consolidated Financial Statements.

              		 Consolidated Statements of Shareholders' Equity
	               ---------------------------------------------------

                                         						Years ended December 31
                                  					      1994       1993        1992
                                           					    (000 Omitted)

Voting Common Stock:
  Balance, beginning of year              $  6,100    $  6,267   $   6,303
  Retired during the year                     (375)       (167)        (36)

                                   					  --------    --------    --------
       	Balance, end of year                 5,725       6,100       6,267
                                   					  --------    --------    --------
Nonvoting Common Stock:
  Balance, beginning of year                 8,606       8,439       8,403
  Issued during the year                       375         167          36
                                   					  --------    --------    --------
       	Balance, end of year                 8,981       8,606       8,439
                                   					  --------    --------    --------

Additional Paid in Capital:
  Balance, beginning and end of year         6,378       6,378       6,378
                                   					  --------    --------    --------

Net Unrealized Investment Gains (Losses)
  Balance, beginning of year                25,393      11,756      11,362
  Net unrealized appreciation
    (depreciation) on debt
    securities available for sale
    and equity securities                  (72,180)     21,419         422
  Deferred income taxes                     15,565      (7,782)        (28)
                                   					  --------     -------      ------
       	Balance, end of year               (31,222)     25,393      11,756
					                                     --------     -------      ------
Retained Earnings:
  Balance, beginning of year               293,996     333,417     360,089
  Net income (loss)                         11,110     (36,262)    (15,088)
  Less: Dividends to shareholders
    ($.24,$.24 and $.88)                     3,159       3,159      11,584
                                   					  --------     -------     -------
       	Balance, end of year               301,947     293,996     333,417
                                   					  --------     -------     -------
Treasury Stock-Nonvoting Common at Cost:
  Balance, beginning and end of year
    (1,542 shares)                         (24,551)    (24,551)    (24,551)
					                                     --------     -------    --------
Total Shareholders' Equity                $267,258    $315,922    $341,706
                                   					  ========    ========    ========


See Notes to Consolidated Financial Statements.

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

Deferred Policy Acquisition Costs: The cost of acquiring business (principally commissions and other issue expenses recoverable from future profit margins) which varies with and is primarily related to the production of new business has been deferred. These deferred policy acquisition costs are being amortized over the premium paying period of the related life and accident and health policies in proportion to the ratio of the annual premium revenue to the total premium revenue anticipated except for universal life-type products where amortization is based on estimated gross profits. Such anticipated premium revenue is estimated using the same assumptions as used for computing policy reserves. Deferred policy acquisition costs on property and casualty policies are amortized over the period during which the related premiums are earned. Included with deferred policy acquisition costs are the costs assigned to the value of insurance inforce of acquired companies. The unamortized balance at December 31, 1994 and 1993 of such amounts was $15,210,000 and $17,105,000. These costs of insurance purchased are amortized in proportion to projected future profits on the acquired insurance inforce using discount rates of 8.5% to 10%.

Policy Liabilities and Accruals: Policy reserves are based upon assumed future investment yields, mortality rates and withdrawal rates giving effect to possible risk of adverse deviations. The assumed mortality and withdrawal rates are based upon company experience. Except for nontraditional plans where the effect of current interest is reflected, the interest rates assumed are generally: (a) 6 1/2% for the first 3 years graded to 5% for issues of September, 1993 and later, (b) 8% for the first 3 years graded to 5 1/2% for issues of September, 1988 through August, 1993, (c) 8% for the first 5 years graded to 4 1/2% for issues of 1985 through August, 1988, (d) 7% for the first 5 years graded to 4 1/4% for 1980 through 1984 issues, (e) 6% graded to 3 1/2% for 1968 through 1979 issues, (f) 4 1/2% graded to 3 1/2% for 1963 through 1967 issues and
(g) 3 1/2% for issues prior to 1963. The liability for unpaid claims represents the estimated ultimate cost of all losses incurred through December 31 of each year. It includes estimates of claims incurred but not yet reported and is determined using case basis evaluations and statistical analyses. Related estimated adjustment expenses have been accrued.

Income Taxes: Income taxes have been provided using the liability method in accordance with FASB Statement 109, "Accounting for Income Taxes". Under that method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

Income Per Share: Net income per share is computed using 13,165,000 weighted average number of shares outstanding during 1994, 1993 and 1992.

Property and Equipment: Property and equipment is carried at cost and depreciation is provided generally under accelerated methods for items placed in service after 1984. Improvements on behalf of tenants are amortized on the straight-line basis over the terms of tenants' leases.

The accumulated depreciation on these assets was $65,505,000 and $72,382,000 as of December 31, 1994 and 1993.

Investments: In 1993, the Financial Accounting Standards Board (FASB) issued Statement 115 "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 required that debt securities are to be classified as either held to maturity (carried at amortized cost), available for sale (carried at market with unrealized gains or losses reported in equity), or trading (carried at market with unrealized gains or losses reported in net income).

The Company believes that it has the ability and intent to hold to maturity its debt security investments that are classified as held to maturity. However, the Company also recognizes that there may be circumstances where it may be appropriate to sell a security prior to maturity in response to unforeseen changes in circumstances. Recognizing the need for the ability to respond to changes in tax position and in market conditions, the Company has designated a portion of its investment portfolio as available for sale. As permitted by Statement 115, the Company adopted the new accounting standard as of December 31, 1993 and adjusted the carrying value of its debt security investments that are classified as investments available for sale to market value as of December 31, 1994 and 1993. The effect of Statement 115 at December 31, 1994 was to decrease the carrying amount of debt securities that are classified as available for sale investments by $48,500,000, increase deferred policy acquisition costs by $3,700,000 and decrease shareholders' equity by $43,000,000 with no effect on income. The effect of adopting Statement 115 at December 31, 1993 was to increase the carrying amount of debt security investments that are classified as available for sale investments by $28,900,000, decrease deferred policy acquisition costs by $2,250,000 and increase shareholders' equity by $17,300,000 with no effect on income.

At December 31, 1994 and 1993, the remainder of the Company's portfolio of debt security investments is classified as held to maturity. Although the Company has the ability and intent to hold those securities to maturity, infrequent and unusual conditions could occur under which it would be appropriate to sell certain of those securities. Those conditions could include, but are not limited to, unforeseen changes in asset quality and significant changes in current tax law. The Company has not classified any of its debt security investments as trading.

Investments are reported in the accompanying balance sheets on the following basis:

 Available for sale securities are reported at current market value. Changes in market value of available for sale securities, after applicable deferred income taxes and after adjustment for deferred policy acquisition costs, are reported as unrealized appreciation or depreciation directly in shareholders' equity and, accordingly, have no effect on net income. The offsets to the unrealized appreciation or depreciation represent valuation adjustments that represent the amounts of revised amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized.

 Held to maturity securities are reported at amortized cost.

 Equity security investments, principally common and nonredeemable preferred stocks, are carried at current market value with changes in such value reflected as unrealized gains or losses directly in shareholders' equity, having no effect on net income.

 Mortgage loans on real estate are reported at unpaid balances, adjusted for amortization of premium or discount, less allowance for other than temporary impairment. The geographic distribution of mortgage loans is in 13 states primarily in the Southeastern United States, with 42% in Florida.

 Real estate is reported at cost, less allowances for depreciation and other than temporary impairment.

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

Short and long-term notes payable: The carrying amounts of the Company's short-term notes payable approximate fair values. The Company has $2,200,000 of long-term notes payable at December 31, 1994.

Policyholders' Funds: The carrying value for policyholders' funds (e.g. premium and other demand deposit funds) are equal to the amount payable on demand at the reporting date, which approximates the fair value.

Accounting Changes: In 1994, there were no adoptions of new Statements of Financial Accounting Standards that impacted net income or shareholders' equity. In 1993, the Company adopted the provisions of five newly required Statements of Financial Accounting Standards, the impact of which follows:

Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions", required the Company to accrue the cost of postretirement benefits other than pensions over the active service periods of employees as opposed to the "pay-as-you-go method" which recognizes the expense as benefits are paid. The effect of the adoption of this statement was recorded as a one time cumulative effect of change in accounting principles and reduced net income of the Company by approximately $35,000,000 or $2.66 per share (net of an income tax benefit of $18,000,000) in the first quarter of 1993. See Note 8, Employee Benefit Plans, for further details of SFAS 106.

Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", changed the way in which temporary differences between financial statement and tax return bases are handled with regard to deferred federal income taxes. The cumulative effect of adopting SFAS 109 was to decrease net income by $5,300,000 or $.40 per share in the first quarter of 1993. See Note 7, Income Taxes, for additional details.

Statement of Financial Accounting Standards No. 112 (SFAS 112),
"Employers' Accounting for Postemployment Benefits", required entities to use accrual accounting to value the cost of benefits provided to former or inactive employees who have not yet retired. As the Company had previously reserved $7,200,000 for these compensated absences, the Standard was adopted with no impact on profit.

Statement of Financial Accounting Standards No. 113 (SFAS 113), "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", affected the reporting of reinsurance transactions. In accordance with the Statement's provisions, all reinsurance recoverables and reserve credits for 1994 and 1993 have been shown separately as an asset as opposed to being netted against policy liabilities, with no impact on income. In 1993, the Company changed its method of accounting for retrospectively-rated reinsurance contracts based upon a consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board. The Company recorded a cumulative effect of adopting the change of $2,500,000 or $.18 per share (net of an income tax benefit of $1,300,000) in the third quarter of 1993.

Statement of Financial Accounting Standards No. 115 (SFAS 115),
"Accounting for Certain Investments in Debt and Equity Securities", generally replaced the long-standing historical cost accounting approach for debt securities with one based on fair value as it applies to the Company. SFAS 115 required classifying debt security investments as held to maturity or available for sale.  Investments available for sale are now recorded at current fair market value rather than cost.  The difference between these two valuation methods decreased shareholders' equity by $43,000,000 in 1994 and increased shareholders'
equity $26,700,000 in 1993.   Where applicable, these amounts were taxed as
unrealized gains or losses and the net amount decreased book value per share by $3.26 in 1994 and increased book value per share by $1.32 in 1993. Debt securities held to maturity continue to be reported at cost, while equity securities continue to be reported at market value.

Proforma amounts for income (loss) from continuing operations and related earnings per share amounts for 1992 assuming the retroactive application of the accrual method of accounting for postretirement benefits and the revised accounting for retrospectively-rated reinsurance contracts compared to reported income (loss) from continuing operations and related earnings per share are shown below (000 omitted):

1992

As Reported
  Income (loss) from continuing operations         $(16,994)
  Per share                                          $(1.29)

Proforma
  Income (loss) from continuing operations         $(21,434)
  Per share                                          $(1.63)

Retroactive application of the new standards related to accounting for income taxes, postemployment benefits and reinsurance would not effect these proforma amounts.

Reclassifications: Certain amounts in the 1993 and 1992 statements have been reclassified to conform with 1994 classifications.


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

The strategy was implemented in 1993 by terminating the issuance of new non-Home Service property/casualty business and not reissuing renewal policies. In Florida, the Company transferred the residential property lines of business to the Florida Residential Joint Underwriting Association. A $23,000,000 pretax restructuring charge was recorded in 1993 to provide for the costs of withdrawal from the non-Home Service lines. In order to accommodate this withdrawal, the property/casualty operations were organized into two units, one to service the ongoing Home Service business and the other to service the run-off business.
Employees concerned with the run-off business have been displaced systematically in accordance with announced schedules developed around
declining workloads.   Approximately 250 positions have been eliminated
from the property/casualty operations in the last 18 months. The withdrawal from all non-Home Service lines has proceeded on schedule in all states, and is substantially completed. Withdrawal from the approximately 5 % of remaining business will be completed in 1995.

The table below (000 omitted) reflects the original restructuring charge.
It also reflects exit costs which have been incurred to date and charged against the restructure liability, of which $3,000,000 were in 1994 and
$15,700,000 were in 1993.
								                                                           Remaining
				                                 Initial      Costs to Date   Restructure
				                               Restructure   Charged Against   Liability
                           				      Liability      Liability       12/31/94

Write-down of nonrecoverable
 deferred policy acquisition costs     $ 7,700        $ 7,700         $    -
Costs incurred related to
 transfer of Florida homeowners
 business to Joint Underwriting
 Assoc.                                  4,800          4,800              -
Guaranty Association costs               4,100            700           3,400
Increased claims due
 to antiselection                        3,400          2,500             900
Employee severance program               1,200          1,200              -
Credit insurance termination costs       1,800          1,800              -
                            				       -------        -------          ------
   Total                               $23,000        $18,700          $4,300
                            				       =======        =======          ======

The revenue and pretax net operating income (loss) from non-Home Service property/casualty lines of business for the years ended December 31, 1994, 1993 and 1992 follows (000 omitted):

                                   					1994         1993         1992

Revenue                               $11,936        75,628     $135,917
Pretax net operating income (loss)        100       (37,797)     (53,330)


3.  DISCONTINUED OPERATIONS

In the first quarter of 1993, the Company completed the sale of its Louisiana-based consumer finance subsidiary, Gulfco Investment Inc. (Gulfco). The proceeds of $22,573,000 resulted in an after tax gain of $6,904,000 (net of income taxes of $4,200,000) which is reported in 1993 as "Gain on Disposition of Discontinued Operations" in the Consolidated Statements of Operations.

During 1993, prior to completion of the divestiture, Gulfco earned net income of $465,000. The former subsidiary earned net income of $1,906,000 in 1992. These amounts have been segregated as "Income from Discontinued Operations" in the Consolidated Statements of Operations.

4.  INVESTMENTS

Presented below (000 omitted) is a summary of investments as of December
31, 1994:
								                                                            Balance
				                              Gross       Gross                  Sheet
		                   Amortized  Unrealized  Unrealized     Fair     Carrying
                     			Cost      Gains       Losses       Value     Values
Investment Catagory
Debt securities
 available for sale:
  Bonds and notes:
   United States
   Government       $     7,824     $  40   $  (411)     $  7,453     $  7,453
   States,
    municipalities
    and political
    subdivisions         43,444        37    (3,294)       40,187       40,187
   Foreign governments   44,563        -     (4,126)       40,437       40,437
   Corporate securities 325,070       136   (24,332)      300,874      300,874
   Mortgage-backed
    securities          224,295       109   (16,467)      207,937      207,937
   Redeemable preferred
    stocks                6,850       203      (520)        6,533        6,533
		                   ----------   -------   --------      --------    --------
     Total debt
      securities
      available
      for sale          652,046       525   (49,150)      603,421      603,421
              		     ----------   -------  --------      --------     --------
Debt securities held
 to maturity:
  Bonds and notes:
   United States
    Government           48,736     3,061    (1,173)       50,624       48,736
   States,
    municipalities
    and political
    subdivisions            296        2         -            298          296
   Corporate securities   2,016       -          -          2,016        2,016
		                   ----------   -------   --------     --------     --------
     Total debt
      securities held
      to maturity        51,048     3,063    (1,173)       52,938       51,048
              		     ----------   -------   --------     --------     --------
 Equity securities:
  Common stocks:
   Public utilities       3,871       678       (52)        4,497        4,497
   Banks, trusts and
    insurance companies      28        15        (2)           41           41
   Industrial,
    miscellaneous
    and all other        90,857    12,313     (4,087)      99,083       99,083
   Nonredeemable
    preferred stocks     44,136     5,978     (3,150)      46,964       46,964
   Other                  6,011        -          -         6,011        6,011
              		     ----------   -------   --------      --------     --------
     Total equity
      securities        144,903    18,984     (7,291)     156,596      156,596
		                   ----------   -------   --------      --------     --------
 Other investments:
  Mortgage loans        143,677       161     (2,791)     141,047      143,677
  Real estate            17,110        -          -        17,110       17,110
  Policy loans           33,967     3,002         -        36,969       33,967
  Short-term
   investments           13,728        -          -        13,728       13,728
		                   ----------   -------   ---------  ----------   ----------
     Total other
      investments       208,482     3,163     (2,791)     208,854      208,482
              		     ----------   -------   --------   ----------   ----------
      Total
       investments   $1,056,479   $25,735   $(60,405)  $1,021,809   $1,019,547
		                   ==========   =======   ========   ==========   ==========

Presented below (000 omitted) is a summary of investments as of December
31, 1993:
                                                      								      Balance
                           				   Gross       Gross                   Sheet
             		      Amortized  Unrealized  Unrealized    Fair      Carrying
                    			 Cost      Gains       Losses      Value       Value
  Investment Category

Debt securities
available for sale:
 Bonds and notes:
  United States
   Government           19,831  $ 1,085   $   (59)   $    20,857   $   20,857
  States,
   municipalities
   and political
   subdivisions         75,214    4,089      (142)        79,161       79,161
  Foreign governments   43,336    1,327        (8)        44,655       44,655
  Corporate securities 267,179   16,030      (882)       282,327      282,327
 Mortgage-backed
  securitie            232,955    7,333      (143)       240,145      240,145
 Redeemable
  preferred stocks       9,328      331       (50)         9,609        9,609
		                  ----------   ------    ------    ----------    ---------
    Total debt
     securities
     available
     for sale          647,843   30,195    (1,284)       676,754      676,754
		                  ----------   ------    ------     ----------    ---------
 Debt securities held
 to maturity:
  Bonds and notes:
   United States
    Government         49,976     9,442        (1)        59,417       49,976
   States,
    municipalities
    and political         301         3         -            304          301
    subdivisions
   Corporate securities 3,012       555         -          3,567        3,012
             		     ---------   ------      ------    ---------    ---------
    Total debt
     securities
     held to
     maturity           53,289   10,000         (1)       63,288       53,289
              		     ---------   ------      ------    ---------    ---------
 Equity securities:
  Common stocks:
   Public utilities      3,856     1,043       (94)        4,805        4,805
   Banks, trusts and
    insurance companies     28        16        (1)           43           43
   Industrial,
    miscellaneous
    and all other       75,677    12,799    (4,633)       83,843       83,843
  Nonredeemable
   preferred stocks     41,380     3,395      (279)       44,496       44,496
  Other                  6,304        -         -          6,304        6,304
              		    ----------   -------    -------   ----------   ----------
    Total equity
     securities        127,245    17,253    (5,007)      139,491      139,491
              		    ----------   -------   -------    ----------   ----------
 Other investments:
  Mortgage loans       165,652    20,662        -        186,314      165,652
  Real estate           17,589        -         -         17,589       17,589
  Policy loans          33,065     2,940        -         36,005       33,065
  Short-term
   investments           5,927        -         -          5,927        5,927
              		    ----------   -------   -------    ----------   ----------
    Total other
     investments       222,233    23,602        -        245,835      222,233
              		    ----------   -------   -------    ----------   ----------
      Total
       investments  $1,050,610   $81,050   $(6,292)   $1,125,368   $1,091,767
              		    ==========   =======   =======    ==========   ==========

The amortized cost and estimated fair value of debt securities at
December 31, 1994, by contractual maturity, are shown below (000
omitted).   Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                     			  Available for Sale           Held to Maturity
                    			 Amortized       Fair         Amortized       Fair
                     			   Cost         Value           Cost         Value
Contractual Maturity
Due in one year or less  $     95      $    96              -            -
Due after one year
 through five years        47,541       45,061         $13,331      $13,329
Due after five years
 through ten years        258,048      237,166          20,103       21,083
Due after ten years       122,067      113,161          17,614       18,526
                     			 --------     --------          ------      -------
                     			  427,751      395,484          51,048       52,938
Mortgage backed
 securities               224,295      207,937              -            -
                     			 --------     --------         -------      -------
      Total              $652,046     $603,421         $51,048      $52,938
                     			 ========     ========         =======      =======


Proceeds from the sales of investments in debt securities during 1994 were $107,721,000. Gross gains of $1,393,000 and gross losses of $187,000 were realized on those sales. Proceeds from sales of investments in debt securities during 1993 were $262,943,000. Gross gains of $6,652,000 and gross losses of $112,000 were realized on those sales. Proceeds from sales of investments in debt securities during 1992 were $305,246,000. Gross gains of $13,731,000 and gross losses of $947,000 were realized on those sales.

Details of investment income by major categories are presented below (000 omitted) for the years ended December 31:

                            				   1994          1993        1992

Short-term investments         $     547       $  1,012    $  1,991
Debt securities                   50,389         50,765      52,446
Equity securities                  5,671          5,650       6,661
Mortgage loans                    14,772         18,752      23,381
Other                              3,448          3,406       3,679
                            				--------        -------     -------
 Gross investment income          74,827         79,585      88,158
Investment expenses                6,309          5,879       6,090
                            				--------        -------     -------
       	Net investment income    $68,518        $73,706     $82,068
                            				========        =======     =======

The Company writes and sells covered call options against existing holdings of common stocks and stock indexes. This strategy does not increase the Company's exposure to market risks. The sales proceeds simply provide a small cushion against the decline in stock value, and this cushion generally ranges from two to ten percent of that value. Sales proceeds from options reduce the cost of the stock or, in some instances are treated as realized investment gains or losses. Because the selling price of the options is derived from the value of the stock and the amount of time until the option expires, it is a derivative investment. Written call options are adjusted to current market value, with unrealized appreciation or depreciation after applicable deferred income taxes being reported directly in shareholders' equity. Other liabilities on the Consolidated Balance Sheets reflect $2,312,000 and $3,128,000 in 1994 and 1993 for written call options. Pretax realized investment gains includes $3,346,000 and $1,752,000 in 1994 and 1993 primarily sales proceeds on written call options which expired unexercised.

Restructured mortgage loans aggregated $17,100,000, $23,800,000 and $25,300,000 as of December 31, 1994, 1993 and 1992. The expected gross interest income that would have been recorded had the loans been current in accordance with the original loan agreements and the actual interest income recorded for the years ended December 31 are as follows (000 omitted):

Mortgage Loans Restructured             1994       1993         1992

Expected gross interest income         $1,775      $2,615      $2,795
Actual gross interest income            1,291       1,890       2,189

A summary of investment gains (losses) for the years ended December 31 is as follows (000 omitted):

		                 Debt       Equity      Other        Tax    NetGains(Losses)
              		Securities  Securities  Investments  Effects   On Investments
  1994
Realized        $  1,217    $    173   $   2,961    $  1,597    $   2,754
Unrealized       (85,645)       (553)    (23,230)    (15,565)    (124,993)
             		---------   ---------  ----------   ---------   ----------
       	Total   $(84,428)   $   (380)  $ (20,269)   $(13,968)   $(122,239)
             		=========   =========  ==========   =========   ==========

  1993
Realized        $  6,613    $  7,432   $     774    $  5,187    $   9,632
Unrealized        27,686      (5,365)     (2,818)      7,782       11,721
	              	--------    --------   ----------   --------    ---------
       	Total   $ 34,299    $  2,067   $  (2,044)   $ 12,969    $  21,353
              		========    ========   ==========   ========    =========

  1992
Realized         $13,495    $  3,853   $  (2,917)   $ 4,572     $   9,859
Unrealized       (16,902)        422          -          28       (16,508)
             		 --------   --------   ----------   -------     ----------
       	Total    $(3,407)   $  4,275   $  (2,917)   $ 4,600     $  (6,649)
             		=========   ========   ==========   =======     ==========

5.  ACCOUNTS AND NOTES RECEIVABLE

Consolidated accounts and notes receivable are primarily comprised of amounts due from agents and policyholders attributable to the Company's insurance subsidiaries. These assets are short-term in nature with no defined maturities, and the fair values (amounts payable on demand) approximate the carrying values.

The carrying value and fair values of accounts and notes receivable as of December 31, are as follows (000 omitted):

		                                         				1994          1993

Agents' and brokers' receivables               $3,511      $  5,016
Uncollected premiums                            2,634         2,694
Miscellaneous receivables                          -          4,123
			                                   		       ------       -------
       	Total                                  $6,145       $11,833
                                   					       ======       =======

6.  NOTES PAYABLE

Notes payable at December 31 are presented in the table below (000 omitted). Due to the short-term nature of these instruments, fair values approximate the carrying values.

                                           						1994           1993

6.250% Bank term loan                           $3,000        $3,800
7.063% 182-day note                              1,500            -
7.688% 365-day note                              1,500            -
4.000% 180-day note                                 -          3,000
Variable rate short-term line of credit          1,500            -
                                          						------        ------
                                          						$7,500        $6,800
                                          						======        ======
PAGE 52


The Company also has available $24,000,000 short-term line of credit with
one bank which can be terminated at any time by the bank.   As of
December 31, 1994, $1,500,000 of this line of credit was utilized.

The approximate amount of interest paid in 1994, 1993 and 1992 totaled $886,000, $572,000 and $450,000, respectively.


7.  SHAREHOLDERS' EQUITY

The Company's insurance subsidiaries have legal restrictions as to the transfer of funds to the Company in the form of dividends, loans and advances. These restrictions, determined in accordance with statutory reporting practices, generally limit the payment of dividends to amounts based upon statutory surplus or profits and limit the amount of certain investments to specified percentages of statutory admitted assets. At December 31, 1994, approximately $105,500,000 of consolidated statutory net assets of $116,000,000 cannot be transferred from the insurance subsidiaries to the Company without regulatory approval.

Net income and shareholders' equity as determined in accordance with statutory accounting practices for the three years ended December 31 (000 omitted) are as follows:

                             					 1994          1993            1992

Net income (loss):
	Life insurance subsidiary     $   6,024       $ 16,274      $   2,106
	Property and casualty
  insurance subsidiaries           3,834        (15,435)       (35,831)

Shareholders' equity:
	Life insurance subsidiary       101,050        105,098        101,311
	Property and casualty
	insurance subsidiaries           45,788         30,556         40,709

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

At December 31, 1994, the Company had consolidated net operating loss carryforwards available of $13,000,000. These losses are attributable to the property & casualty subsidiaries and originated in 1992 and 1993 primarily as a result of catastrophic losses experienced. Unless otherwise utilized, $4,600,000 of these losses will expire in 2007 and $8,400,000 in 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company established a valuation allowance of $9,700,000 during 1994 for unrealized losses on investment securities which are carried as a component of shareholders' equity and valued at market value. The valuation allowance was established due to the uncertainty of the Company's ability to fully utilize the losses. There was no change in the valuation allowance for deferred tax assets during 1993.

Significant components of the Company's deferred tax liabilities and assets as of December 31, as calculated in accordance with SFAS 109 are as follows (000 omitted):

                                          							   1994       1993
Deferred tax liabilities:
	Deferred policy acquisition costs                $47,499     $53,939
	Unrealized gains                                      -       13,673
	Other                                                 -           88
                                          							 -------     -------
	Total deferred tax liabilities                    47,499      67,700
                                          							 -------     -------
Deferred tax assets:
	Policy reserves & policyholder funds              34,174      36,149
	Accrued expenses & other liabilities:
	   OPEB obligation                                20,673      19,536
	   Deferred compensation & pension benefits        1,419       1,684
	   Restructuring liability                         1,520       2,565
	   Other operating income & expense items            929         924
	Investment assets - basis adjustments              1,619       1,657
	Unrealized losses                                 11,590          -
	Net operating loss carryforward                    4,540       6,877
	Other                                              1,444          -
                                          							  ------      ------
   Sub-total deferred tax assets                   77,908      69,392

	Valuation allowance for deferred tax assets       (9,698)         -
                                          							  ------      ------
			Total deferred tax assets                       68,210      69,392
                                          							 -------      ------
			   Net deferred tax assets                     $20,711     $ 1,692
                                          							 =======     =======

The Company's federal income tax liability (recoverable) at December 31, is summarized as follows (000 omitted):

                                  					1994             1993

Current                             $   4,921          $(7,439)
Deferred                              (20,711)          (1,692)
                            				    ---------         --------
	       Total net asset              $(15,790)         $(9,131)
				                                =========         ========

Prior to 1984, a portion of a life insurance company's gain from operations was not taxed currently but was deferred and accumulated in a memorandum Policyholders' Surplus Account. This accumulation generally became taxable to the extent that the account exceeded certain prescribed maximums or when distributed to shareholders. The Tax Reform Act of 1984 eliminated this deferral of income for 1984 and later years. The 1984 legislation also provides that companies will not be taxed on previously deferred amounts unless they are distributed to shareholders or are subtracted from the Policyholders' Surplus Account under rules similar to those provided under prior law. The accumulated balance in this account at December 31, 1994, was approximately $124,000,000. Deferred income taxes have not been provided on this Policyholders' Surplus Account because the balance in the account does not exceed the prescribed maximum and distributions to shareholders from this account are not presently contemplated.

Significant components of the provision for income taxes for the years ending December 31, attributable to continuing operations are as follows (000 omitted):

                                                       								  Deferred
                            				       Liability   Method          Method
                                  					  1994      1993             1992

Current tax expense (benefit)            $8,094   $ 3,174       $  (1,380)
Deferred taxes exclusive of net
 operating loss carryforward
 (benefit) charge and effect
 of change in enacted tax rates          (5,791)   (1,856)         (8,089)
Net operating loss (benefit) charge       2,337    (3,618)         (3,259)
Effect on deferred taxes of enacted
 tax rate change                             -       (283)             -
                                   					-------   --------       ---------
 Total income tax expense (benefit)
  on income                              $4,640   $(2,583)        $(12,728)
                                   					=======   ========        =========


Income taxes paid (refunded) by the Company totaled $(4,300,000), $6,900,000 and $9,200,000 in 1994, 1993 and 1992, respectively.

The reconciliation of income tax expense (benefit) for the years ended December 31, attributable to continuing operations computed at the U. S. federal statutory tax rate of 35% in 1994 and 1993, and 34% in 1992, to income tax expense (benefit) is as follows (000 omitted):


                                                        								  Deferred
                                   					    Liability Method       Method
                                   					    1994        1993        1992
Income tax (at 35% or 34% of pretax
 income or loss)                           $5,513     $(1,205)    $(10,106)
Tax exempt investment income               (1,164)     (1,491)      (1,469)
Non taxable/deductible (income) expenses      390         395       (1,153)
Effect of tax rate change                      -         (283)          -
Other items                                   (99)          1           -
                                   					  -------      -------    --------
  Provision (credit) for federal income
   tax expense (benefit)                   $4,640      $(2,583)   $(12,728)
                                   					  =======       =======    ========

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

These plans are administered through separate retirement trusts which, prior to April 1, 1993, purchased annuity contracts issued by the Company's life insurance subsidiary. The approximate amount of annual benefits covered by such contracts totaled $7,915,000, $8,256,000 and $7,791,000 in 1994, 1993 and 1992.

Pension costs for 1994 were increased primarily due to changing the discount rate from 8.00% to 7.25% in calculating the projected benefit obligation. This change, together with changes in actuarial assumptions for withdrawal and mortality rates, increased the projected benefit obligation as well in 1994.

These changes also resulted in a decrease in the value of vested benefits, and an increase in nonvested benefits compared with 1993. In 1995, the projected benefit obligation will be once again calculated using a discount rate of 8.00%. Pension costs for 1993 were decreased primarily due to changes made in actuarial assumptions for compensation. There were no significant changes in 1992.

The following table sets forth the plans' funded status as well as prepaid pension costs included in other assets in the Company's balance sheet at December 31, 1994 and 1993 (000 omitted):

                                          						    1994        1993
Accumulated benefit obligation, including
 vested benefits of $(41,599) and $(63,541)      $(69,426)    $(69,660)
Projected benefit obligation                      (85,893)    $(80,044)
Plan assets at fair value, principally
 fixed income obligations and common stocks        76,153       80,491
Plan assets in excess of (less than)
 projected benefit obligation                      (9,740)         447
Unrecognized net transition obligation being
  recognized over 15 years                            852        1,000
Unrecognized prior service cost                     2,385        2,993
Unrecognized net (gain) loss                        7,229       (3,607)
                                          						 --------     --------
    Prepaid pension costs                        $    726     $    833
                                          						 ========     ========

Net pension costs include the following components for the years ended December 31, 1994, 1993 and 1992 (000 omitted):

                                   					     1994        1993        1992
Service costs - benefits earned
 during the period                          $3,895      $3,348     $ 3,550
Interest cost on projected
 benefit obligation                          5,543       4,834       4,961
Return on plan assets                        2,701      (6,806)     (3,900)
Net amortization and deferral               (8,435)      1,184      (1,864)
                                   					    ------      ------     -------
       	Net pension costs                   $3,704      $2,560     $ 2,747
                                   					    ======      ======     =======

In 1994 and 1993, the projected benefit obligation was calculated using a 7.25% weighted average discount rate. The rate of increase in compensation levels was graded by age, ranging from 10% to 2% for 1994 and from 9% to 2% for 1993. For 1992, the projected benefit obligation was calculated using an 8.0% weighted average discount rate and a 7.0% rate of increase in compensation levels. The expected long-term rate of return on plan assets was 8.0% for all years.

In 1994, the Company implemented a nonqualified, unfunded benefit program for senior-positioned executives. The eligible executives would otherwise be entitled to reduced retirement and other benefits under the Company's existing plans due to the imposition of the Internal Revenue Code limitations on contributions, benefits and compensation.

In addition to pension benefits, the Company's subsidiaries provide certain health care and life insurance benefits to retired employees and eligible dependents. Substantially all employees become eligible for these benefits upon reaching retirement age while still employed with the Company. These benefits, along with similar benefits for active employees, are provided under a group insurance contract issued by the Company's principal subsidiary. The plan is not funded and the cost is shared between the Company and employees and retirees. In December, 1990, the Financial Accounting Standards Board (FASB), issued Statement of Financial Accounting Standard Statement No. 106 (SFAS 106) "Employers' Accounting for Postretirement Benefits Other than Pensions", which requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service rather than when such benefits are paid.
SFAS 106 allows for two methods of implementation, companies can elect to record the cumulative effect of the accounting change as a charge to income in the year the rule is adopted, or alternatively, on a delayed basis as a part of future annual benefit cost. Effective January 1, 1993, the Company implemented, on the immediate recognition basis, SFAS 106. The impact of adoption is the recognition of a $53,000,000 transition obligation ($35,000,000 or $2.66 per share after tax ) as a charge to earnings in the first quarter of 1993. Components of the net periodic postretirement benefits cost are detailed below (000 omitted):

                                                 							 1994      1993

Service cost - benefits earned during the period        $1,347    $1,197
Interest cost                                            4,764     4,728
Amortization of  losses                                     47        -
	                                                 						------    ------
     Net periodic postretirement benefits cost          $6,158    $5,925
                                                 							======    ======

Prior to adoption of SFAS 106, the cost of postretirement benefits was recognized on a pay-as-you go basis by expensing the associated net premiums and was approximately $4,100,000 for 1992 and has not been restated.

The unfunded accrued postretirement obligation for the approximately 4,000 active employees and 1,500 retirees as of December 31, 1994 which is included in other liabilities of the accompanying balance sheet, is detailed in the table below (000 omitted):

                                          						      1994        1993

Active employees fully eligible for benefits       $  5,228    $  4,501
Other active employees                               16,382      18,100
Current retirees                                     42,698      44,839
                                          						   --------    --------
     Accumulated postretirement benefit obligation   64,308      67,440
Unrecognized net loss                                (1,489)     (7,425)
                                          						    -------    --------
       	 Accrued postretirement benefit obligation  $62,819     $60,015
                                                    =======     =======

At December 31, 1994 and 1993, the accumulated postretirement benefit obligation was calculated using a 7.25% weighted average discount rate and a 4.25% rate of increase in compensation levels. A health care inflation rate of 11.0% is assumed in 1995. The rate is expected to decrease over seven years, to an ultimate constant level of 5.5% . This rate assumption has a significant impact on the health care portion of benefits. For example, a 1% increase in this rate would have increased the accumulated postretirement benefits obligation by approximately $5,140,000 and the 1994 periodic benefits cost by $320,000. In 1995, the Company expects to use an 8% weighted average discount rate to calculate the postretirement benefit obligation.

In November, 1992, the FASB issued SFAS 112 "Employers' Accounting for Postemployment Benefits". The new statement requires that the projected cost of providing future benefits, principally salary continuation and disability related benefits, to former or inactive employees after employment but before retirement, be recognized as an expense currently instead of when paid, if the obligation is attributable to employees' services already rendered. The Statement was adopted in 1993 with no impact on profit, as $7,200,000 had previously been reserved by the Company for such benefits.

A deferred death benefit plan is provided for selected Company officers and directors. The plan provides for specific amounts to be paid over a period of five years after death and is presently funded through the use of keyman insurance policies. The net cost to the Company was approximately $806,000, $792,000 and $809,000 for 1994, 1993 and 1992.


10.  REINSURANCE

In accordance with general practice in the insurance industry, the Company's insurance subsidiaries are engaged in reinsurance transactions with other companies. At December 31, 1994 life insurance in force of $377,760,000 has been ceded to other companies. Reinsurance ceded contracts do not relieve the Company's insurance subsidiaries from their obligation to policyholders as they remain liable to their policyholders to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under reinsurance contracts. Generally, the maximum amount of insurance retained on any one life is $300,000 (lower for higher ages and special classes of risks). The largest net amount insured on any one risk in the property and casualty subsidiaries is $100,000. Automatic reinsurance agreements are in force with certain maximum limits, as well as excess of loss reinsurance agreements providing coverage against losses on any one catastrophe exceeding $2,000,000 to a maximum of $15,000,000. Reinsurance recoverable on paid and unpaid losses of the subsidiaries totaled $8,920,000, $25,176,000 and $23,682,000 for years 1994, 1993 and 1992. For the same periods, ceded premiums were $48,137,000, $86,887,000 and $64,705,000, while assumed premiums totaled $894,000, $803,000 and $1,115,000.  For 1994, 1993 and
1992 ceded benefits, losses and expenses totaled $46,995,000, $68,635,000 and $147,138,000, while assumed benefits, losses and expenses totaled $1,290,000, $601,000 and $688,000.

At December 31, 1993, reinsurance recoverables on paid and unpaid losses of $19,500,000 and prepaid reinsurance premiums of $13,800,000, were associated with a single reinsurer.


11. COMMITMENTS AND CONTINGENT LIABILITIES

A substantial portion of the companies' field operations are conducted in leased premises, some of which require the companies to pay real estate taxes and other expenses. These leases extend for varying periods of time up to 20 years (including renewal options). Total property and equipment rentals paid for the years ending December 31, 1994, 1993 and 1992 were $3,784,000, $3,686,000 and $3,997,000.

The future maximum annual rentals under noncancellable leases are as follows: 1995, $3,684,000; 1996, $2,671,000; 1997; $1,934,000; 1998,
$1,327,000; 1999, $948,000; 2000-2004, $2,065,000.

At December 31, 1994, there are no outstanding investment commitments.

In late 1992, a jury returned a verdict in the amount of $6,200,000 in a policy-related lawsuit against the Company's principal subsidiary, Independent Life. This verdict was appealed to the Alabama Supreme Court which reduced the verdict to $4,200,000. The Company has further petitioned the Alabama Supreme Court in an attempt to eliminate or further reduce this verdict. The petition is pending before that Court. The Company has continued to conservatively reserve for this verdict in its 1994 financial statements.

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


12.  CLAIMS PAYABLE

Activity in the liability for claims payable for life, accident and health and property and casualty insurance is summarized as follows (000 omitted):

                           				     1994              1993         1992

Balance, beginning of year        $  70,530          $104,453    $  71,289
Less reinsurance recoverables        14,548            16,850        2,997
				                              ---------          --------    ---------
Net balance, beginning of year       55,982            87,603       68,292
                            				  ---------          --------    ---------
Incurred related to:
	       Current year                118,928           179,871      269,733
       	Prior years                     312            10,846         (671)
				                              ---------          --------     --------
              		Total incurred      119,240           190,717      269,062
                            				  ---------          --------     --------
Paid related to:
	       Current year                 98,458           149,689      205,262
       	Prior years                  31,158            72,649       44,489
				                              ---------          --------     --------
       	 Total paid                 129,616           222,338      249,751
                            				  ---------          --------     --------

Net balance, end of year             45,606            55,982       87,603
Plus reinsurance recoverables         4,798            14,548       16,850
			                            	  ---------          --------     --------
Balance, end of year               $ 50,404          $ 70,530     $104,453
                            				  =========          ========     ========

Primarily as a result of revisions to estimated claims expense related to Hurricane Andrew which struck Florida in 1992, claims incurred in 1993 related to prior years resulted in an increase in expense of $10,846,000.

With the occurrence of a catastrophe the Company must establish difficult-to-estimate unpaid claims. In the instance of a hurricane, management estimates reserves by effecting sophisticated models designed to replicate that specific occurrence. Management also uses judgements concerning unique circumstances to modify the model's projections.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data (000 omitted except per share amounts) is presented below. In 1994, certain amounts were reclassified during the quarters, with no impact on net income.

                                   					      Three Months Ended
                            				   March 31    June 30    Sept. 30    Dec.31
	1994
Net premiums and other income       $73,386    $72,722     $68,155    $67,608
Net investment income                16,262     17,445      17,595     17,216
Realized investment gains               219      2,417         627      1,089
Costs and expenses                   90,433     87,316      81,978     79,264
Income from continuing operations        13      3,644       3,331      4,122
Discontinued operations                  -          -           -          -
Cumulative effect of change in
 accounting principles                   -          -           -          -
Net income                               13      3,644       3,331      4,122

Per share:
   Income from continuing operations $   -        $.28        $.25       $.31
   Discontinued operations               -          -           -          -
   Cumulative effect of change in
    accounting principles                -          -           -          -
   Net income                        $   -        $.28        $.25       $.31


	1993
Net premiums and other income       $102,726  $ 95,973    $ 95,852   $ 88,491
Net investment income                 19,240    18,602      17,869     17,995
Realized investment gains              7,705     3,516       2,515      1,083
Costs and expenses                   133,716   118,506     108,231    114,557
Income (loss) from continuing
 operations                           (2,366)       31       5,960     (4,485)
Discontinued operations                7,494       (22)         -        (103)
Cumulative effect of change in
 accounting principles               (42,815)    2,061      (2,460)       443
Net income (loss)                    (37,687)    2,070       3,500     (4,145)

Per share:
   Income (loss) from continuing
    operations                       $ (.18)     $  -       $  .45      $(.34)
   Discontinued operations              .57         -           -        (.01)
   Cumulative effect of change in
    accounting principles             (3.25)       .15        (.18)       .04
   Net income (loss)                 $(2.86)      $.15      $  .27      $(.31)


14.  SEGMENT INFORMATION

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

                       		   Property    Accident
			                           and        and            Discontinued
               		    Lif    Casualty    Health   Other  Operations   Total
    1994
Revenue         $  239,385 $  49,593  $  62,901 $ 2,862      -     $  354,741
Income (loss)
 from continuing
 operations
 before taxes        8,528       (89)     4,461   2,850      -         15,750
Identifiable
 assets          1,139,795   107,798    102,890  13,281      -      1,363,764
Amortization of
 deferred policy
 acquisition costs  27,134     7,806      9,176      -       -         44,116
Depreciation         3,490        12        695     336      -          4,533
Capital expenditures   671        -          48      -       -            719

    1993
Revenue         $  256,944  $111,374 $  99,921   $ 3,328     -     $  471,567
Income (loss)
 from continuing
 operations
 before taxes       23,599   (39,016)    8,407     3,567      -        (3,443)
Identifiable
 assets          1,180,722   156,269   113,450    27,564      -     1,478,005
Amortization of
 deferred policy
 acquisition costs  24,831    19,724     5,926        -       -        50,481
Depreciation         3,597        25       867       378      -         4,867
Capital expenditures 2,804       152       224        -       -         3,180

    1992
Revenue         $  253,939  $166,906  $107,135   $ 5,486      -    $  533,466
Income (loss)
 from continuing
 operations
 before taxe        24,523   (57,336)     (661)    3,752      -       (29,722)
Identifiable
 assets          1,127,000   251,684   117,105    10,417  $11,671   1,517,877
Amortization of
 deferred policy
 acquisition cost   23,235    20,944     5,864        -        -       50,043
Depreciation         3,848        25     1,112       338       -        5,323
Capital expenditures 3,057       152       259        -        -        3,468

			 Report of Independent
    Certified Public Accountants




Board of Directors and Shareholders
Independent Insurance Group, Inc.
Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of Independent Insurance Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Insurance Group, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

In 1993, as discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, reinsurance and certain investments in debt securities.


						Ernst and Young LLP


Jacksonville, Florida
March 1, 1995